Exhibit 10.3

TERM LOAN AGREEMENT
AMONG
MATRIX OIL CORPORATION
MATRIX PIPELINE LP
MATRIX OIL MANAGEMENT CORPORATION
MATRIX LAS CIENEGAS LIMITED PARTNERSHIP
MATRIX INVESTMENTS, L.P.
MATRIX PERMIAN INVESTMENTS, LP
 MATRIX ROYALTY, LP
ARENA LIMITED SPV, LLC,
 AS ADMINISTRATIVE AGENT
AND
THE LENDERS SIGNATORY HERETO

June 15, 2016

SENIOR SECURED TERM LOAN OF $12,371,134.02

4.7	No Material Adverse Effect or Default	35
4.8	No Material Misstatements	35
4.9	Liabilities, Litigation and Restrictions	35
4.10	Authorizations; Consents	35
4.11	Compliance with Laws	36
4.12	ERISA	36
4.13	Environmental Laws	36
4.14	Compliance with Federal Reserve Regulations	36
4.15	Investment Company Act Compliance	36
4.16	Proper Filing of Tax Returns; Payment of Taxes Due	36
4.17	Refunds	36
4.18	Gas Contracts	37
4.19	Intellectual Property	37
4.20	Casualties or Taking of Property	37
4.21	Location of Borrowers	37
4.22	Subsidiaries	37
4.23	Compliance with Anti-Terrorism Laws	38
4.24	Identification Numbers	39
4.25	Solvency	39
ARTICLE V	AFFIRMATIVE COVENANTS	39
5.1	Maintenance and Access to Records	39
5.2	Monthly Unaudited Financial Statements and Compliance Certificates	39
5.3	Annual Audited Financial Statements and Compliance Certificate	39
5.4	Reserve Reports; LOE Reports; Production Reports; Payables Agings; Additional Development Plans and Financial Projections	39
5.5	Title Opinions; Title Defects; Mortgaged Properties	40
5.6	Notices of Certain Events	41
5.7	Letters in Lieu of Transfer Orders or Division Orders	41
5.8	Commodity Hedging	42
5.9	Tax Returns	42
5.10	Additional Information	42
5.11	Compliance with Laws	42
5.12	Payment of Assessments and Charges	42
5.13	Maintenance of Existence or Qualification and Good Standing	42
5.14	Payment of Notes; Performance of Obligations	42
5.15	Further Assurances	43
5.16	Initial Expenses of Agent	43
5.17	Subsequent Expenses of Agent and Lenders	43
5.18	Maintenance and Inspection of Properties	43
5.19	Maintenance of Insurance	44
5.20	Environmental Indemnification	44
5.21	General Indemnification	45
5.22	Evidence of Compliance with Anti-Terrorism Laws	45
5.23	Board and Management Meetings	45
5.24	Post-Closing Commitments	45

ARTICLE VI	NEGATIVE COVENANTS	46
6.1	Indebtedness	46
6.2	Contingent Obligations	46
6.3	Liens	47
6.4	Sales of Assets	47
6.5	Leasebacks	47
6.6	Sale or Discount of Receivables	47
6.7	Loans or Advances	47
6.8	Investments	47
6.9	Dividends and Distributions	48
6.10	Issuance of Equity; Changes in Corporate Structure	48
6.11	Transactions with Affiliates	48
6.12	Lines of Business	48
6.13	Plan Obligation	48
6.14	Anti-Terrorism Laws	48
6.15	Amendment of Material Contracts	49
6.16	Provisions of Commodity Hedge Agreements	49
6.17	Maintenance of Commodity Hedge Agreements	49
6.18	Deposit Accounts	49
6.19	Development Plans	49
6.20	Payments on Subordinated Indebtedness	49
6.21	Current Ratio	49
6.22	PDP Reserves Coverage	49
6.23	Proved Reserves Coverage	50
6.24	Capital Expenditures	50
ARTICLE VII	EVENTS OF DEFAULT	50
7.1	Enumeration of Events of Default	50
7.2	Remedies	52
ARTICLE VIII	THE AGENT	53
8.1	Appointment	53
8.2	Delegation of Duties	53
8.3	Exculpatory Provisions	54
8.4	Reliance by Agent	54
8.5	Notice of Default	54
8.6	Non-Reliance on Agent and Other Lenders	55
8.7	Indemnification	55
8.8	Restitution	56
8.9	Agent in Its Individual Capacity	56
8.10	Successor Agent	57
8.11	Applicable Parties	57
8.12	Releases	57
8.13	Subordination Agreement	57

ARTICLE IX	MISCELLANEOUS	57
9.1	Assignments; Participations	57
9.2	Survival of Representations, Warranties, and Covenants	59
9.3	Notices and Other Communications	59
9.4	Parties in Interest	60
9.5	Rights of Third Parties	60
9.6	Renewals; Extensions	60
9.7	No Waiver; Rights Cumulative	60
9.8	Survival Upon Unenforceability	60
9.9	Amendments; Waivers	60
9.10	Controlling Agreement	61
9.11	Disposition of Collateral	61
9.12	Governing Law	61
9.13	Dispute Resolution	61
9.14	Jurisdiction and Venue	63
9.15	Integration	63
9.16	Waiver of Punitive and Consequential Damages	64
9.17	Counterparts	64
9.18	USA Patriot Act Notice	64
9.19	Tax Shelter Regulations	64
9.20	Contribution and Indemnification	64
9.21	Confidentiality	65

LIST OF SCHEDULES
Schedule 1.2A	-	Development Plan
Schedule 1.2B	-	Percentage Shares
Schedule 4.9	-	Liabilities and Litigation
Schedule 4.17	-	Refunds
Schedule 4.18	-	Gas Contracts
Schedule 4.22	-	Subsidiaries
Schedule 4.24	-	Identification Numbers
Schedule 5.24(e)	-	Certain Accounts Payable

LIST OF EXHIBITS
Exhibit I	Form of Note
Exhibit II	Form of Compliance Certificate
Exhibit III	Form of Assignment Agreement

TERM LOAN AGREEMENT
This TERM LOAN AGREEMENT is made and entered into effective the 15th day of June, 2016, by and among MATRIX OIL CORPORATION, a California corporation (“MOC”), MATRIX PIPELINE LP, a California limited partnership (“MP”), MATRIX OIL MANAGEMENT CORPORATION, a California corporation (“MOMC”), MATRIX LAS CIENEGAS LIMITED PARTNERSHIP, a California limited partnership (“MLC”), MATRIX INVESTMENTS, L.P., a California limited partnership (“MI”), MATRIX PERMIAN INVESTMENTS, LP, a Texas limited partnership (“MPI”), MATRIX ROYALTY, LP, a Texas limited partnership (“MR,” and MOC, MP, MOMC, MLC, MI, MPI and MR, each a “Borrower” and, collectively, the “Borrowers”), each lender that is a signatory hereto or becomes a party hereto as provided in Section 9.1 (individually, together with its successors and assigns, a “Lender” and, collectively, together with their respective successors and assigns, the “Lenders”), and ARENA LIMITED SPV, LLC, a Delaware limited liability company (“Arena”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity pursuant to the terms hereof, the “Agent”).
W I T N E S S E T H:
In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:
ARTICLE I

DEFINITIONS AND INTERPRETATION
1.1 Terms Defined Above.  As used in this Term Loan Agreement, each of the terms “Agent,” “Borrower,” “Borrowers,” “Lender,” “Lenders,” “MI, “MLC,” “MOC,” “MOMC,” “MP,” “MPI” and “MR” shall have the meaning assigned to such term hereinabove.
1.2 Additional Defined Terms.  As used in this Term Loan Agreement, each of the following terms shall have the meaning assigned thereto in this Section 1.2 or in Sections referred to in this Section 1.2, unless the context otherwise requires:
“AAA” shall mean the American Arbitration Association.
“Additional Amount” shall have the meaning set forth for such term in Section 2.6.
“Additional Costs” shall mean costs which are attributable to the obligation of the Agent or any Lender to maintaining the Loan, or any reduction in any amount receivable by the Agent or such Lender in respect of any such obligation or any Loan, resulting from any Regulatory Change which (a) changes the basis of taxation of any amounts payable to the Agent or such Lender under this Agreement or any Note in respect of any Loan (other than taxes imposed on the overall net income of the Agent or such Lender or its Applicable Lending Office (including franchise or similar taxes) for the Loan), (b) imposes or modified any reserve, special deposit, minimum capital, capital ratio or similar requirement (other than the Reserve Requirement utilized in the determination of the LIBO Rate used in any determination of the Contract Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Agent or such Lender with respect to the Loan and Dollar deposits in the London interbank market in connection with the Loan, or the Commitment of the Agent or such Lender to maintain the Loan, or the London interbank market or (c) imposes any other condition affecting this Agreement or any Note or any of such extensions of credit, liabilities or Commitments, in each case with respect to the Loans.
“Adjusted LIBO Rate” shall mean an interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the quotient of (a) the LIBO Rate divided by (b) the remainder of 1.00 minus the Reserve Requirement for the Loan, at any time, if any.
“Adjusted Strip Prices” shall mean the 12-month average closing settlement price for crude oil and natural gas future contracts for calendar year 2016 and the 12-month average closing settlement price for each of the succeeding three calendar years, as applicable hereunder, in each case as published by NYMEX and, if not already so adjusted in such published prices, adjusted for severance taxes, ad valorem taxes, gathering, transportation and marketing expenses and historical basis differential.
“Administrator” shall have the meaning assigned to such term in Section 9.13.
“Affiliate” shall mean, as to any Person, any other Person directly or indirectly, controlling, or under common control with, such Person and includes, as to the Borrower, any Subsidiary of the Borrower and any “affiliate” of the Borrower within the meaning of Rule 12b-2 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, with “control,” as used in this definition, meaning possession, directly or indirectly, of the power to direct or cause the direction of management, policies or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships.
“Agent Observer” shall mean a representative of the Agent designated by the Agent from time to time by written notice to the Borrowers.
“Agreement” shall mean this Term Loan Agreement, as it may be amended, supplemented, restated, or otherwise modified from time to time.
“Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.
“Applicable Lending Office” shall mean, for each Lender, the lending office of such Lender (or an Affiliate of such Lender) designated on the signature pages hereof or in an Assignment Agreement or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Agent and the Borrowers as the office by which its Percentage Share of the Loan is to be made and maintained.

“Applicable Tax Percentage” shall mean the highest effective marginal combined rate of federal, state and local income taxes (taking into account the deductibility of state and local taxes for federal income tax purposes) to which any Person holding voting Equity Interests of any Borrower would be subject in the relevant year of determination, taking into account only such Person’s share of income and deductions attributable to its equity ownership interest in such Borrower.
“Approved Hedge Counterparty” shall mean any Lender or a counterparty to a Commodity Hedge Agreement with one of the Borrowers approved by the Agent.
“Arbitration Order” shall have the meaning assigned to such term in Section 9.13.
“Assignment Agreement” shall mean an Assignment Agreement in substantially the form of Exhibit III, with appropriate insertions.
“Assignment of ORRI” shall mean a Conveyance of Overriding Royalty Interest, in form and substance reasonably satisfactory to MI and the Agent, pursuant to which MI conveys to the Agent, for the benefit of each of the Lenders in accordance with its Percentage Share at the time of each receipt by the Agent of funds payable by MI pursuant thereto, a four percent (4%) overriding royalty interest in hydrocarbon production from the Sansinena Properties and the East LA Properties.
“Base Prices” shall mean Sixty-Five and No/100 Dollars ($65.00) per barrel for crude oil and Three and 50/100 Dollars ($3.50) per MMbtu for natural gas.
“Benefited Lender” shall have the meaning assigned to such term in Section 2.7(c).
“Blocked Person” shall have the meaning assigned to such term in Section 4.23.
“Business Day” shall mean a day other than a Saturday, Sunday, legal holiday for commercial banks under the laws of the State of Texas, or any other day when banking is suspended in the State of Texas.
“Business Entity” shall mean a corporation, partnership, joint venture, limited liability company, joint stock association, business trust, or other business entity.
“Capital Expenditures” shall have the meaning assigned to such term by GAAP, but, for purposes Section 6.24, excluding (a) expenditures made to comply with any Requirement of Law, including (for the avoidance of doubt) any requirement of any Environmental Law and (b) any expenditures or commitments pursuant to Capital Leases, to the extent otherwise included in this defined term.
“Capital Lease” shall (for the avoidance of doubt) have the meaning assigned to such term by GAAP.
“Closing” shall mean the establishment of the financing which is the subject of this Agreement.

“Closing Date” shall mean the effective date of this Agreement.
“Collateral” shall mean the Mortgaged Properties, all of the Equity Interests in each of the Borrowers and any other Property of any Person now or at any time used or intended as security for the payment or performance of all or any portion of the Obligations, including any Property that was considered in determining or redetermining the Borrowing Base and expressly including “as extracted collateral” as defined in the UCC or the Uniform Commercial Code of any other applicable state.
“Commitment” shall mean, as to each Lender, its obligations to make its Percentage Share of the Loan and maintain its Percentage Share of the Loan Balance.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Commodity Hedge Agreement” shall have the meaning assigned to such term in Section 1a(47) of the Commodity Exchange Act and, if not within the scope of such definition, shall include any crude oil, natural gas or other hydrocarbon floor, collar, cap, swap, price protection or hedge agreements, including any schedules, annexes and supplements thereto and trade confirmations thereunder.
“Commonly Controlled Entity” shall mean any Person which is under common control with the Borrower within the meaning of Section 4001 of ERISA.
“Compliance Certificate” shall mean each certificate, substantially in the form attached hereto as Exhibit II, executed by the Financial Officer of MOC and furnished to the Agent from time to time in accordance with the provisions of Section 5.2 or Section 5.3, as the case may be.
“Confidential Information” shall mean all information received from any of the Borrowers or any Affiliates of any of the Borrowers relating to the relevant Borrower or its business, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by any of the Borrowers or Affiliates of any of the Borrowers.
“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, or other obligations of any other Person (for purposes of this definition, a “primary obligation”) in any manner, whether directly or indirectly, including any obligation of such Person, regardless of whether such obligation is contingent, (a) to purchase any primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any primary obligation, or (ii) to maintain working or equity capital of any other Person in respect of any primary obligation, or otherwise to maintain the net worth or solvency of any other Person, (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any primary obligation of the ability of the Person primarily liable for such primary obligation to make payment thereof, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof, with the amount of any Contingent Obligation being deemed to be equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.
“Contract Rate” shall mean a daily interest rate equal to the per annum interest rate equal to the Adjusted LIBO Rate for each relevant day plus nine percent (9%) converted to a daily rate on the basis of a year of 360 days and the rate so determined for each relevant day being applied on the basis of actual days elapsed (including the first day, but excluding the last day) during the period for which interest is payable at such rate, but in no event shall any such rate exceed, as to any Lender, the Highest Lawful Rate.
“Contribution Percentage” shall mean, for each party obligated to make a payment due pursuant to the provisions of Section 9.20, the percentage obtained by dividing such party’s Obtained Benefit by the aggregate Obtained Benefits of all of the Borrowers.
“Current Assets” shall mean all assets which would, in accordance with GAAP, be included as current assets on a consolidated balance sheet of the Borrowers as of the date of calculation, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP, but excluding deferred tax assets, if any, and non-cash derivative current assets arising from Commodity Hedge Agreements, if any, otherwise included as an asset in preparing such a balance sheet.
“Current Liabilities” shall mean the sum of (a) all liabilities which would, in accordance with GAAP, be included as current liabilities on a consolidated balance sheet of the Borrowers as of the date of calculation, (b) payments on other Liabilities pursuant to the provisions of Section 2.4 or Section 2.9, other than the payment of principal due on the Maturity Date and (c) payments on other Liabilities not prohibited by applicable provisions of this Agreement, if any, but excluding from the resulting amount (x) deferred tax obligations, if any, due within one year after the date of determination of such sum, (y) required principal payments in reduction of the Loan Balance and (z) non-cash derivative current liabilities arising from Commodity Hedge Agreements, including those arising from the application of ASC Topic 815, Derivatives and Hedging or ASC Topic 410, Asset Retirement and Environmental Obligations, to extent any of such items (x), (y) or (z) would otherwise be included as a liability in determining such sum.
“Default” shall mean any event or occurrence which with the lapse of time or the giving of notice or both would become an Event of Default.
“Default Rate” shall mean a daily interest rate equal to the per annum interest rate equal to the Contract Rate for each relevant day plus three percent (3%) converted to a daily rate on the basis of a year of 360 days and the rate so determined for each relevant day being applied on the basis of actual days elapsed (including the first day, but excluding the last day) during the period for which interest is payable at such rate, but in no event shall such rate exceed the Highest Lawful Rate.

“Development Plan” shall mean the plan for the development of the Sansinena Properties established pursuant to the Joint Acquisition Agreement, a copy of which is attached hereto as Schedule 1.2A.
“Direction Letters” shall mean, collectively, letters, in form and substance reasonably satisfactory to the Agent and the Borrower executing the relevant letter, from each Borrower owning interests in Oil and Gas Properties (for the avoidance of doubt, including fee mineral interests) or interests in any pipelines or gathering systems transporting natural gas or petroleum products (a) owned by Persons other than the Borrower owning such interests or (b) owned by the Borrower owning such interests and to be sold to others directing each Person remitting to the relevant Borrower proceeds from the sale of produced hydrocarbons or transportation fees to make remittance to the Lockbox or, by wire transfer, to the Lockbox Account for the relevant Borrower.
“Dispute” shall have the meaning assigned to such term in Section 9.13.
“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.
“East LA Operating Agreement” shall mean the Operating Agreement dated effective April 1, 2016 between MOC, as Operator, and Sunny Frog Oil, LLC, as Non-Operator.
“East LA Properties” shall mean those interests in Oil and Gas Properties (for the avoidance of doubt, including fee mineral interests) in the East Los Angeles Area to be acquired and owned by MI pursuant to the East LA PSA after giving effect to the conveyance from MI to Sunny Frog Oil, LLC pursuant to the Joint Acquisition Agreement.
“East LA PSA” shall mean the Purchase and Sale Agreement dated effective July 1, 2015, as amended, between California Resources Production Corporation and SoCal Holding, LLC, as sellers, and MI, as purchaser.
“Eligible Contract Participant” shall have the meaning assigned to such term in the Commodity Exchange Act and the regulations thereunder.
“Environmental Complaint” shall mean any written or oral complaint, order, directive, claim, citation, notice of environmental report or investigation, or other notice by any Governmental Authority or any other Person with respect to (a) air emissions, (b) spills, releases, or discharges to soils, any improvements located thereon, surface water, groundwater, or the sewer, septic, waste treatment, storage, or disposal systems servicing any Property of the Borrower, (c) solid or liquid waste disposal, (d) the use, generation, storage, transportation, or disposal of any Hazardous Substance, or (e) other environmental, health, or safety matters affecting any Property of the Borrower or the business conducted thereon.
“Environmental Laws” shall mean (a) the following federal laws as they may be cited, referenced, and amended from time to time: the Clean Air Act, the Clean Water

Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act, the Oil Pollution Act, the Resource Conservation and Recovery Act, the Superfund Amendments and Reauthorization Act, and the Toxic Substances Control Act; (b) any and all equivalent environmental statutes of any state in which Property of the Borrower is situated, as they may be cited, referenced and amended from time to time; (c) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws; and (d) any other equivalent federal, state, or local statute or any requirement, rule, regulation, code, ordinance, or order adopted pursuant thereto, including those relating to the generation, transportation, treatment, storage, recycling, disposal, handling, or release of Hazardous Substances.
“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.
“Equity Raise” shall mean the issuance of Equity Interests in any of the Borrowers and the exercise, for cash, of any warrants issued by any of the Borrowers and outstanding on the Closing Date.
“Equity Owner Indebtedness” shall mean any Indebtedness of any of the Borrowers owing by the relevant Borrower to any of the owners of Equity Interests in such Borrower.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, and the regulations thereunder and interpretations thereof.
“Event of Default” shall mean any of the events specified in Section 7.1.
“Excess Payments” shall have the meaning assigned to such term in Section 9.20.
“Excluded Swap Obligation” shall mean, with respect to any of the Borrowers, any Swap Obligation if, and to the extent that, all or a portion of the grant by the relevant Borrower of a Lien to secure such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the relevant Borrower’s failure, for any reason, to constitute an Eligible Contract Participant at the time the grant of such Lien becomes effective with respect to such Swap Obligation and, if a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Commodity Hedge Agreements for which such Lien is or becomes illegal.
“Excluded Taxes” means, with respect to any and all payments to the Agent, any Lender or any recipient of any payment to be made by or on account of any Obligation, net income taxes, branch profits taxes, franchises and excise taxes (to the extent imposed in lieu of net income taxes), and all interest, penalties and liabilities with respect thereto, imposed on the Agent or any Lender.
“Executive Order No. 13224” shall mean Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
“Facility” shall mean the term loan extended to the Borrowers pursuant to this Agreement.
“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Agent on such day on such transactions as determined by the Agent.
“Financial Officer” shall mean, for any Business Entity, the chief financial officer, principal accounting officer, treasurer, manager or controller of such Business Entity.
“Financial Statements” shall mean statements of the financial condition of the Borrowers on a consolidated basis, as at the point in time and for the period indicated, including all notes thereto, and consisting of at least a balance sheet and related statements of operations, shareholders, members’ or partners’ equity and cash flows and, when required by applicable provisions of this Agreement, to be audited, accompanied by the unqualified certification of a nationally-recognized or regionally-recognized firm of independent certified public accountants or other independent certified public accountants reasonably acceptable to the Agent and footnotes to any of the foregoing, all of which, unless otherwise indicated, shall be prepared in accordance with GAAP consistently applied and in comparative form with respect to the corresponding period of the preceding fiscal year.
“Foreign Lender” shall have the meaning assigned to such term in Section 2.6(f).
“GAAP” shall mean generally accepted accounting principles established by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants and in effect in the United States of America from time to time.
“Governmental Authority” shall mean any nation, country, commonwealth, territory, government, state, county, parish, municipality, or other political subdivision and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“Hazardous Substances” shall mean flammables, explosives, radioactive materials, hazardous wastes, asbestos, or any material containing asbestos, polychlorinated biphenyls (PCBs), toxic substances or related materials, petroleum, petroleum products, associated oil or natural gas exploration, production, and development wastes, or any substances defined as “hazardous substances,” “hazardous materials,” “hazardous wastes,” or “toxic substances” under the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, or any other Requirement of Law.
“Highest Lawful Rate” shall mean, with respect to any Lender, the maximum non-usurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged or received under laws applicable to such Lender, as such laws are presently in effect or, to the extent allowed by applicable law, as such laws may hereafter be in effect and which allow a higher maximum non-usurious interest rate than such laws now allow.
“Indebtedness” shall mean, as to any Person, without duplication, (a) all liabilities (excluding capital, surplus, reserves for deferred income taxes, deferred compensation liabilities and other deferred liabilities and credits) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet, (b) all obligations of such Person evidenced by bonds, debentures, promissory notes or similar evidences of indebtedness, (c) all other indebtedness of such Person for borrowed money, (d) all obligations of others, to the extent any such obligation is secured by a Lien on the assets of such Person (whether or not such Person has assumed or become liable for the obligation secured by such Lien), (e) the principal component of all direct or contingent obligations of such Person under letters of credit, banker’s acceptances and similar instruments and (f) net obligations of such Person payable with respect to any Commodity Hedge Agreements, except for ordinary course of business settlement payments..
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Indemnitee” shall have the meaning assigned to such term in Section 5.20.
“Insolvency Proceeding” shall mean application (whether voluntary or instituted by another Person) for or the consent to the appointment of a receiver, trustee, conservator, custodian, or liquidator of any Person or of all or a substantial part of the Property of such Person, or the filing of a petition (whether voluntary or instituted by another Person) commencing a case under Title 11 of the United States of America Code, seeking liquidation, reorganization, or rearrangement or taking advantage of any bankruptcy, insolvency, debtor’s relief, or other similar law of the United States of America, the State of Texas, or any other jurisdiction.
“Intellectual Property” shall mean patents, patent applications, trademarks, tradenames, copyrights, technology, know-how, and processes.

“Investment” in any Person shall mean any stock, bond, note or other evidence of Indebtedness, or any other security (other than current trade and customer accounts) of, investment or partnership interest in or loan to, such Person.
“Joint Acquisition Agreement” shall mean the Joint Acquisition Agreement dated May 22, 2016 between MI and Sunny Frog Oil, LLC.
“Lenders ORRI” shall mean the overriding royalty interest conveyed pursuant to the Assignment of ORRI.
“Liabilities” shall mean, for the Borrowers on a consolidated basis, all Indebtedness and other liabilities and obligations, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect or absolute, fixed or contingent, and whether or not required to be considered for purposes of compliance with GAAP.
“LIBO Rate” shall mean, with respect to any period of 12 months following each daily determination of the Contract Rate, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) that appears on Reuters Reference LIBOR01 (or any successor thereto) for periods of 12 months (or if such shall not be available, any successor or similar service selected by the Agent and the Borrowers) as of approximately 11:00 a.m., Eastern Standard or Eastern Daylight Savings Time, as the case may be, on the day two Business Days prior to the first day of the relevant 12-month period for Dollar deposits in an amount comparable to the principal amount of the then existing Loan Balance.
“Lien” shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of such Property, whether such interest is based on common law, statute, or contract, and including, but not limited to, the lien or security interest arising from a mortgage, ship mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt, or a lease, consignment, or bailment for security purposes (other than true leases or true consignments), liens of mechanics, materialmen, and artisans, maritime liens and reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property which secure an obligation owed to, or a claim by, a Person other than the owner of such Property (for the purpose of this Agreement, the Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes).
“Limitation Period” shall mean, with respect to any Lender, any period while any amount remains owing on the Note payable to such Lender and interest on such amount, calculated at the Contract Rate, plus any fees or other sums payable to such Lender under any Loan Document and deemed to be interest under applicable law, would exceed the amount of interest which would accrue at the Highest Lawful Rate.

“Loan” shall mean the loan made by the Lenders to or for the benefit of the Borrowers pursuant to this Agreement.
“Loan Balance” shall mean, at any point in time, the aggregate outstanding principal balance of the Notes at such time, which balance, upon the making of the loan, pursuant to the provisions of Section 2.1, on the Closing Date is $12,371,134.02.
“Loan Documents” shall mean this Agreement, the Assignment of ORRI, the Notes, the Security Documents and all other documents and instruments now or hereafter delivered pursuant to the terms of or in connection with any of the foregoing, and all renewals and extensions of, amendments and supplements to, and restatements of, any or all of the foregoing from time to time in effect.
“Lockbox” shall mean the Post Office Box maintained with or through LegacyTexas Bank, pursuant to the Lockbox Services Agreement between MOMC and LegacyTexas Bank.
“Lockbox Account” shall mean the deposit account maintained by MOMC with LegacyTexas Bank and associated with the Lockbox, which deposit account shall be subject to a Blocked Account Agreement among MOMC, the Agent and LegacyTexas Bank.
“Material Adverse Effect” shall mean (a) any adverse effect on the business, operations, properties, liabilities or financial condition of the Borrowers, on a consolidated basis, which increases, in any material respect, the risk that any of the Obligations will not be repaid as and when due, (b) any material and adverse effect upon the Collateral (other than general commodity price fluctuations), including any material and adverse effect upon the value or impairment of any Borrower’s or any other Person’s ownership of any material portion of the Collateral, (c) any material adverse effect on the validity or enforceability of any Loan Document or (d) any material adverse effect on the rights or remedies of the Agent or any Lender under an Loan Document.
“Maturity Date” shall mean June 15, 2018.
“Minimum Required Commodity Hedge Agreements” shall mean Commodity Hedge Agreements between one or more of the Borrowers and one or more Approved Hedge Counterparties covering notional volumes of at least fifty percent (50%) of the volumes of PDP Reserves projected to be produced during the 36 months following the Closing Date, in the Reserve Report provided to the Agent pursuant to the provisions of clause (t) of Article III.
“Mortgaged Properties” shall mean all Oil and Gas Properties of any of the Borrowers subject to a perfected first priority Lien (subject only to Permitted Liens) in favor of the Agent, as security for the Obligations.
“Notes” shall mean, collectively, the promissory notes of the Borrowers each payable to a Lender in the face amount of the Percentage Share of such Lender of the amount of the Loan in the form attached hereto as Exhibit I with all blanks in such form completed appropriately, together with all renewals, extensions for any period, increases and rearrangements thereof.
“Notice of Termination” shall have the meaning assigned to such term in Section 2.13.
“NYMEX” shall mean the New York Mercantile Exchange.
“Obligations” shall mean, without duplication of the same amount in more than one category, (a) all Indebtedness of the Borrowers evidenced by the Notes, (b) all other obligations and liabilities of any of the Borrowers to the Agent or the Lenders, now existing or hereafter incurred, under, arising out of or in connection with any other Loan Document, and (c) amounts owing or to be owing by any Borrower to any Lender under any Commodity Hedge Agreements between such Borrower and such Lender, except Excluded Swap Obligations, (which it is agreed shall rank pari passu with all other items listed in this definition), and to the extent that any of the foregoing includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and which remains unpaid at each relevant time of determination.
“Obtained Benefit” shall mean, with respect to any Borrower, the aggregate amount of benefits, both direct and indirect, obtained by the relevant Borrower from the extension of credit to the Borrowers under this Agreement and not repaid by the relevant Borrower.
“OFAC” shall mean the Office of Foreign Assets Control of the United States of America Department of the Treasury, or any other any successor Governmental Authority.
“Oil and Gas Properties” shall mean fee, leasehold, or other interests in or under mineral estates or oil, gas, and other liquid or gaseous hydrocarbon leases, including undivided interests in any such property rights owned jointly with others, with respect to Properties situated in the United States of America or offshore from any State of the United States of America, including overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests, and mineral fee interests, together with contracts executed in connection therewith and all tenements, hereditaments, appurtenances, and Properties appertaining, belonging, affixed, or incidental thereto.
“Operating Account” shall mean one or more separate deposit accounts, including the master deposit account with LegacyTexas Bank in the name of MOMC, maintained by each of the Borrowers with LegacyTexas Bank, each of which deposit accounts shall be subject to a Deposit Account Control Agreement with shifting control among the Borrowers, LegacyTexas Bank and the Agent.
“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
“PDP” shall mean proved developed producing.
“Percentage Share” shall mean, as to each Lender, the percentage set forth as such for such Lender on Schedule 1.2B.
“Permitted Liens” shall mean (a) Liens for taxes, assessments, or other governmental charges or levies not yet due or which (if foreclosure, distraint, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor, (b) Liens in connection with workers’ compensation, unemployment insurance or other social security (other than Liens created by Section 4068 of ERISA), old-age pension, employee benefits, or public liability obligations which are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (c) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, constructors, laborers, landlords or similar Liens arising by operation of law in the ordinary course of business in respect of obligations that are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (d) Liens securing leases of equipment, provided that, as to any particular lease, the Lien covers only the relevant leased equipment and secures only amounts which are not yet due and payable under the relevant lease or are being contested in good faith by appropriate proceedings and such reserve as required by GAAP shall have been made therefor and (e) Liens in favor of the Agent securing the Obligations and other Liens expressly permitted hereunder or in the Security Documents.
“Person” shall mean an individual, corporation, partnership, limited liability company, trust, unincorporated organization, government, any agency or political subdivision of any government or any other form of entity.
“Permitted Tax Distributions” shall mean, with respect to any Borrower so long as it is taxable as a partnership for United States federal income tax purposes, tax distributions to the partners or members of the relevant Borrower in an aggregate amount that does not exceed, with respect to any period , an amount equal to (a) the product of (i) the Applicable Tax Percentage multiplied by (ii) such Borrower’s federal taxable income, minus (b) to the extent not previously taken into account, any income tax benefit attributable to such Borrower which could be utilized by its partners or members, in the current or any prior year, or portion thereof, from and after the Closing Date (including any tax losses or tax credits), computed at the Applicable Tax Percentage of the year that such benefit is taken into account for purposes of this computation; provided that the computation of distributions under this definition shall also take into account (x) the deductibility of state and local taxes for federal income tax purposes and (y) any difference in the Applicable Tax Percentage resulting from the nature of the taxable income (such as capital gain as opposed to ordinary income, if applicable).

“Plan” shall mean, at any time, any employee benefit plan which is covered by Title IV of ERISA and in respect of which the Borrower, or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Prime Rate” shall mean, on any day, the prime rate as published in the “Money Rates” table in The Wall Street Journal for such day; provided that (a) if multiple prime rates are quoted in such table, then the highest prime rate quoted therein shall be the Prime Rate, (b) in the event that a prime rate is not published in the “Money Rates” table in The Wall Street Journal for any reason or The Wall Street Journal is not published that day, the Agent will choose a substitute rate, for purposes of calculating the Prime Rate hereunder, which is based on comparable information, until such time as a prime rate is published in the “Money Rates” table in The Wall Street Journal, (c) such prime rate for each Saturday, Sunday or day for which banks are authorized to be closed in the State of New York shall be the most recent prime rate so published if published no more than three days prior to such date.
“Principal Office” shall mean the principal office of the Agent in New York, New York, presently located at 405 Lexington Avenue, 59th Floor, New York, New York 10174.
“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.
“Proved Reserves” has the meaning given that term in the definitions promulgated by the Society of Petroleum Evaluation Engineers and the World Petroleum Congress as in effect at the time in question.
“PUD” shall mean proved undeveloped.
“PV-10” shall mean present value discounted at ten percent (10%).
“Qualified ECP Borrower” shall mean, in respect of any Swap Obligation, each Borrower that has total assets exceeding $10,000,000 at the time the relevant grant of any Lien becomes effective with respect to such Swap Obligation or such other Person as constitutes an Eligible Contract Participant and can cause another Person to qualify as an Eligible Contract Participant at such time by entering into a keepwell under Section la(18)(A)(v)(II) of the Commodity Exchange Act.
“Regulatory Change” shall mean, with respect to any Lender, the passage, adoption, institution, or amendment of any federal, state, local, or foreign Requirement of Law, or any interpretation, directive, or request (whether or not having the force of law) of any Governmental Authority or monetary authority charged with the enforcement, interpretation, or administration thereof, occurring after the Closing Date and applying to a class of lenders including such Lender.
“Release of Hazardous Substances” shall mean any emission, spill, release, disposal, or discharge, except in accordance with a valid permit, license, certificate, or approval of the relevant Governmental Authority, of any Hazardous Substance into or upon (a) the air, (b) soils or any improvements located thereon, (c) surface water or groundwater, or (d) the sewer or septic system, or the waste treatment, storage, or disposal system servicing any Property of the Borrower.
“Remaining Lenders ORRI Repurchase Closing Date” shall have the meaning assigned to such term in Section 2.20.
“Replacement Lenders” shall have the meaning assigned to such term in Section 2.13.
“Required Lenders” shall mean Arena Limited SPV, LLC, in its capacity as a Lender, plus other Lenders whose Percentage Shares total, together with that of Arena Limited SPV, LLC, in excess of fifty percent (50%).
“Requirement of Law” shall mean, as to any Person, the certificate or articles of incorporation and by-laws, the certificate or articles of organization and regulations, operating agreement or limited liability company agreement, the agreement of limited partnership or other organizational or governing documents of such Person, and any applicable law, treaty, ordinance, order, judgment, rule, decree, regulation or determination of an arbitrator, court or other Governmental Authority, including rules, regulations, orders and requirements for permits, licenses, registrations, approvals or authorizations, in each case as such now exist or may be hereafter amended and are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Reserve Report” shall mean each report prepared by a nationally-recognized or regionally-recognized petroleum engineer or firm of petroleum engineers approved by the Agent or by the chief operations officer or the senior reserve engineer of MOC, as the case may be, covering the Reserves attributable to the interests of one or more of the Borrowers in Oil and Gas Properties (for the avoidance of doubt, including fee mineral interests);
“Reserves” shall mean volumes of hydrocarbons.
“Responsible Officer” shall mean, as to any Business Entity, its President, any of its Vice Presidents, its Financial Officer or any other Person duly authorized, in accordance with the applicable organizational documents, bylaws, regulations or resolutions, to act on behalf of such Business Entity.
“Sansinena PSA” shall mean the Purchase and Sale Agreement dated January 29, 2016, as amended, between California Resources Production Corporation and SoCal Holding, LLC, as sellers, and MI, as purchaser.
“Sansinena Operating Agreement” shall mean the Operating Agreement dated effective April 1, 2016 between MOC, as Operator, and Sunny Frog Oil, LLC, as Non-Operator.

“Sansinena Properties” shall mean those interests in Oil and Gas Properties (for the avoidance of doubt, including fee mineral interests) in the Sansinena Field to be acquired and owned by MI pursuant to the Sansinena PSA after giving effect to the conveyance from MI to Sunny Frog Oil, LLC pursuant to the Joint Acquisition Agreement.
“Security Documents” shall mean, collectively, (a) the security documents executed and delivered by one or more of the Borrowers in satisfaction of the conditions set forth in clause (t) of Article III and (b) other documents and instruments at any time executed as security for all or any portion of the Obligations, as such instruments may be amended, supplemented, restated or otherwise modified from time to time (for avoidance of doubt, including the Blocked Account Agreement with LegacyTexas Bank and each Deposit Account Control Agreement with LegacyTexas Bank).
“Solvent” means, with respect to any Person on any date of determination (after giving effect to the making of the loan of $12,000,000 pursuant to the provisions of Section 2.1 and the application of the proceeds of such loan and to the provisions of Section 9.20 as to any of the Borrowers), that on such date (a) the fair value of the assets of such Person is not less than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s assets would constitute an unreasonably small capital. For purposes of this definition, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Subordination Agreement” shall mean an agreement, in form and substance reasonably satisfactory to the parties thereto, among the holders of all Equity Owner Indebtedness, the Agent and the Borrower or Borrowers executing same providing, among other things, that no payments (principal or interest) may be made or accepted, and no remedy may be exercised, with respect to any Equity Owner Indebtedness while any of the Obligations remain outstanding, except as permitted by such agreement.
“Subsidiary” shall mean, as to any Person, any Business Entity of which shares of stock or other Equity Interests having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other governing body or managers of such Business Entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Superfund Site” shall mean those sites listed on the Environmental Protection Agency National Priority List and eligible for remedial action or any comparable state registries or list in any state of the United States of America.
“Swap” has the meaning assigned to such term in Section 1a(47) of the Commodity Exchange Act.
“Swap Obligation” shall mean, with respect to any of the Borrowers, any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap.
“Taxes” means any and all present or future taxes, levies, imposts, duties, fees, deductions, charges or withholdings imposed by any Governmental Authority.
“Terminated Lender” shall have the meaning assigned to such term in Section 2.13.
“Termination Date” shall have the meaning assigned to such term in Section 2.13.
“Transferee” shall mean any Person to which any Lender has sold, assigned, transferred or granted a participation in any of the Obligations, as authorized pursuant to the provisions of Section 9.1, and any Person acquiring, by purchase, assignment, transfer or participation, from any such purchaser, assignee, transferee or participant, any part of such Obligations.
“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.
“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
1.3 Undefined Financial Accounting Terms.  Financial accounting terms used in this Agreement without definition are used herein with the respective meanings assigned thereto in accordance with GAAP at the time in effect.
1.4 References.  References in this Agreement to Schedule, Exhibit, Article or Section numbers shall be to Schedules, Exhibits, Articles or Sections of this Agreement, unless expressly stated to the contrary. References in this Agreement to “hereby,” “herein,” “hereinafter,” “hereinabove,” “hereinbelow,” “hereof,” “hereunder” and words of similar import shall be to this Agreement in its entirety and not only to the particular Schedule, Exhibit, Article or Section in which such reference appears. Specific enumeration herein shall not exclude the general and, in such regard, the terms “includes” and “including” used herein shall mean “includes, without limitation,” or “including, without limitation,” as the case may be, where appropriate. Except as otherwise indicated, references in this Agreement to statutes, sections or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending, replacing, succeeding or supplementing the statute, section or regulation referred to.

References in this Agreement to “writing” include printing, typing, lithography, facsimile reproduction and other means of’reproducing words in a tangible visible form. References in this Agreement to agreements and other contractual instruments shall be deemed to include all exhibits and appendices attached thereto and all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement. References in this Agreement to Persons include their respective successors and permitted assigns.
1.5 Articles and Sections.  This Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.
1.6 Number and Gender.  Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.
1.7 Incorporation of Schedules and Exhibits.  The Schedules and Exhibits attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.
1.8 Negotiated Transaction.  Each party to this Agreement affirms to the others that it has had the opportunity to consult, and discuss the provisions of this Agreement with, independent counsel and fully understands the legal effect of each provision.
ARTICLE II

TERMS OF FACILITY
2.1 Term Loan.
(a) Upon the terms and conditions and relying on the representations and warranties contained in this Agreement, each Lender severally agrees to make a loan to the Borrower on the Closing Date in an amount equal to the Percentage Share of such Lender of $12,000,000. Amounts advanced hereunder and repaid may not be reborrowed. The Lenders shall receive an original issue discount of $371,134.02, resulting in the amount of the Loan hereunder and the principal amount to be repaid to the Lenders pursuant to the provisions hereof being $12,371,134.02.
(b) Not later than 2:00 p.m., Eastern Daylight Savings Time, on the Closing Date, each Lender shall make available to the Agent an amount equal to the Percentage Share of such Lender of $12,000,000, being the borrowing to be made on such date, at an account designated by the Agent, for the account of the Borrowers. The amount so received by the Agent shall, subject to the terms and conditions hereof, be made available to one or more of the Borrowers, as directed by the Borrowers, in immediately available funds. The portion of the Loan to be repaid to each Lender shall be evidenced by the Note of such Lender.
(c) The failure of any Lender to make the portion of the loan on the Closing Date required to be made by it hereunder shall not relieve any other Lender of its obligation to make the portion of the loan on the Closing Date required to be made by it, and no Lender shall be responsible for the failure of any other Lender to make its portion of the loan on the Closing Date.
2.2 Use of Loan Proceeds.  Proceeds of the loan of $12,000,000 made on the Closing Date shall be used by the Borrowers or any of them solely (a) to acquire and develop the East LA Properties pursuant to the East LA PSA and the Joint Acquisition Agreement, (b) to acquire and develop the Sansinena Properties pursuant to the provisions of the Sansinena PSA, the Joint Acquisition Agreement and the Development Plan, (c) to acquire other assets related to the exploration and development of the Sansinena Properties pursuant to the Development Plan and not prohibited by the provisions of this Agreement, (d) to make loans and advances by one Borrower to another Borrower for working capital and general business purposes and capital expenditures not prohibited under the provisions of this Agreement, as such loans or advances are permitted by the provisions of Section 6.7, (e) for the working capital and general business purposes and capital expenditures of any of the Borrowers not otherwise prohibited under applicable provisions of this Agreement, (f) to pay fees and expenses incurred in connection with this Agreement and the other Loan Documents, including an arrangement fee in the amount of $200,000 due to ROTH Capital Partners, LLC, (g) to repay, in whole, Indebtedness of the Borrowers or any one or more of them owing to LegacyTexas Bank and (h) to prepay to the Agent, for the benefit of the Lenders in accordance with their respective Percentage Shares, interest due hereunder on the first day of July, 2016 and the first day of each of the three calendar months thereafter, assuming that the Contract Rate in effect on the Closing Date remains in effect through the last day of September, 2016.
2.3 Interest.  Subject to applicable provisions of this Agreement (including those of Section 2.11), interest on the Loan Balance in effect from time to time shall accrue and be payable at a daily interest rate equal to the Contract Rate for the relevant day. Notwithstanding the foregoing, interest on past-due principal and, to the extent permitted by applicable law, past-due interest, shall accrue at the Default Rate and shall be payable upon demand by the Agent at any time as to all or any portion of such interest.
2.4 Repayment of Loans and Interest.  Interest accruing on the Loan Balance from time to time in effect shall be due and payable monthly, commencing on the first day of July, 2016 and continuing on the first day of each calendar month thereafter through and including the first day of June, 2018. An amount equal to the first four such interest payments, assuming that the Contract Rate in effect on the Closing Date remains in effect through September, 2016, shall be paid to the Agent, for the benefit of the Lenders in accordance with their respective Percentage Shares, on the Closing Date and shall be deemed to be applied toward payment of the actual interest payments due hereunder, as such interest payments become due. The Loan Balance as of the Closing Date shall be reduced by $274,914 on the first day of May, 2017 and on the first day of each calendar month thereafter through the first day of June, 2018. The Loan

Balance on the Maturity Date, together with all accrued and unpaid interest, shall be due and payable on the Maturity Date.
2.5 Outstanding Amounts.  The outstanding principal balance of the Note of each Lender reflected by the notations of such Lender on its records shall be deemed rebuttably presumptive evidence of the principal amount owing on such Note. The liability for payment of principal and interest evidenced by each Note shall be limited to principal amounts actually advanced and outstanding pursuant to this Agreement, the original issue discount amount and interest on such amounts calculated in accordance with this Agreement.
2.6 Taxes and Time, Place, and Method of Payments.
(a) All payments required pursuant to this Agreement or the Notes shall be made without set-off or counterclaim in Dollars and in immediately available funds free and clear of, and without deduction for, any Indemnified Taxes or Other Taxes; provided, however that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased by the amount (the “Additional Amount”) necessary so that after making all required deductions (including deductions applicable to additional sums described in this Section 2.6(a)) the Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) each Borrower shall make any such deductions and (iii) each Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. In addition, to the extent not paid in accordance with the preceding sentence, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(b) Subject to the provisions of Section 2.13, each of the Borrowers, on a joint and several basis, shall indemnify the Agent and each Lender for Indemnified Taxes and Other Taxes payable by such Person, provided, however, that no Borrower shall be obligated to make payment to the Agent or any Lender in respect of penalties, interest and other similar liabilities attributable to such Indemnified Taxes or Other Taxes if such penalties, interest or other similar liabilities are attributable to the gross negligence or willful misconduct of the Person seeking indemnification; provided further, that neither any Lender nor the Agent shall be entitled to indemnification for Indemnified Taxes and Other Taxes paid by such Person more than three months prior to the date such Lender or the Agent gives notice and demand thereof to the Borrowers (except that, if the indemnification is based on a Regulatory Change giving rise to such Indemnified Taxes or Other Taxes the effect of which is retroactive, then the three month period referred to above shall be extended to include the period of retroactive effect thereof).
(c) If a Lender or the Agent shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Indemnified Taxes or Other Taxes paid by any Borrower pursuant to this Section 2.6, including Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrowers, or with respect to which any Borrower has paid Additional Amounts pursuant to the Loan Documents, it shall promptly notify the relevant Borrower of the availability of such refund claim and, if the Lender or the Agent, as the case may be, determines in good faith that making a claim for refund will not have an adverse effect to its taxes or business operations, it shall, within 10 days after receipt of a request by the Borrower, make a claim to such Governmental Authority for such refund at the expense of the Borrowers. If a Lender or the Agent receives a refund in respect of any Indemnified Taxes or Other Taxes paid by any Borrower pursuant to the Loan Documents, it shall within 30 days from the date of such receipt pay over such refund to the relevant Borrower (but only to the extent of Indemnified Taxes or Other Taxes paid pursuant to the Loan Documents, including indemnity payments made or Additional Amounts paid, by the relevant Borrower under this Section 2.6 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out of pocket expenses of such Lender or the Agent, as the case may be, and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund).
(d) If any Lender or the Agent is or becomes eligible under any applicable law, regulation, treaty or other rule to a reduced rate of taxation, or a complete exemption from withholding, with respect to Indemnified Taxes or Other Taxes on payments made to it by the Borrowers or any of them, such Lender or the Agent, as the case may be, shall, upon the request, and at the cost and expense, of the Borrowers, complete and deliver from time to time any certificate, form or other document demanded by any of the Borrowers, the completion and delivery of which are a precondition to obtaining the benefit of such reduced rate or exemption, provided that the taking of such action by such Lender or the Agent, as the case may be, would not, in the reasonable judgment of such Lender or the Agent, as the case may be, be disadvantageous or prejudicial to such Lender or the Agent, as the case may be, or inconsistent with its internal policies or legal or regulatory restrictions. For any period with respect to which a Lender or the Agent, as the case may be, has failed to provide any such certificate, form or other document requested by any Borrower, such Lender or the Agent, as the case may be, shall not be entitled to any payment under this Section 2.6 in respect of any Indemnified Taxes or Other Taxes that would not have been imposed but for such failure.
(e) Each Lender organized under the laws of a jurisdiction in the United States of America, any State thereof or the District of Columbia (other than Lenders that are corporations or otherwise exempt from United States of America backup withholding Tax) shall (i) deliver to the Borrower and the Agent, when such Lender first becomes a Lender, upon the written request of the Borrower or the Agent, two original copies of United States of America Internal Revenue Service Form W-9 or any successor form, properly completed and duly executed by such Lender, certifying that such Lender is exempt from United States of America backup withholding Tax on payments of interest made under the Loan Documents and (ii) thereafter at each time it is so reasonably requested in writing by the Borrower or the Agent, deliver within a reasonable time two original copies of an updated Form W-9 or any successor form thereto.
(f) Each Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia (each such Lender, a “Foreign Lender”) that is entitled to an exemption from or reduction of withholding Tax under the laws of the jurisdiction in which the Borrowers are located, or any treaty to which such jurisdiction is a party, with respect to payments under the Loan Documents shall deliver to the Borrowers and the Agent, but only at the written request of any Borrower or the Agent, such properly completed and duly executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate, unless in the good faith opinion of any Foreign Lender such documentation would expose such Foreign Lender to any material adverse consequence or risk. Such documentation shall be delivered by such Foreign Lender on or before the date it becomes a Lender. In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each Lender (and, in the case of a Foreign Lender its lending office), represents that on the Closing Date, payments made hereunder by the Borrower or the Agent to it would not be subject to United States of America federal withholding tax.
(g) Notwithstanding the provisions of Section 2.6(a), the Borrower shall not be required to indemnify any Foreign Lender or to pay any Additional Amounts to any Foreign Lender, in respect of United States of America federal withholding tax pursuant to Section 2.6(a), (i) to the extent that the obligation to withhold amounts with respect to United States of America federal withholding tax existed on the date such Foreign Lender became a Lender; (ii) with respect to payments to a new lending office with respect to such Lender’s Percentage Share of the Loan Balance, but only to the extent that such withholding tax exceeds any withholding tax that would have been imposed on such Lender had it not designated such new lending office; (iii) with respect to a change by such Foreign Lender of the jurisdiction in which it is organized, incorporated, controlled or managed, or in which it is doing business, from the date such Foreign Lender changed such jurisdiction, but only to the extent that such withholding tax exceeds any withholding tax that would have been imposed on such Lender had it not changed the jurisdiction in which it is organized, incorporated, controlled or managed, or in which it is doing business; or (iv) to the extent that the obligation to indemnify any Foreign Lender or to pay such Additional Amounts would not have arisen but for a failure by such Foreign Lender to comply with the provisions of Section 2.6(f).
(h) All payments by any Borrower hereunder shall be deemed received on (i) receipt or (ii) the next Business Day following receipt if such receipt is after 2:00 p.m., Eastern Standard or Eastern Daylight Savings Time, as the case may be, on any Business Day, and shall be made to the Agent at the Principal Office. Except as provided to the contrary herein, if the due date of any payment hereunder or under any Note would otherwise fall on a day which is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.
2.7 Pro Rata Treatment; Adjustments.
(a) Except to the extent otherwise expressly provided herein (for the avoidance of doubt, including Section 9.9), (i) the borrowing pursuant to this Agreement shall be made from the Lenders pro rata in accordance with their respective Percentage Shares, (ii) each payment by any of the Borrowers of fees shall be made for the account of the Agent or the Lenders as agreed among them, (iii) each payment in reduction of the Loan Balance shall be made for the account of the Lenders pro rata in accordance with their respective shares of the Loan Balance, (iv) each payment of interest hereunder shall be made for the account of the Lenders pro rata in accordance with their respective shares of the aggregate amount of interest due and payable to the Lenders, and (v) each payment by any of the Borrowers under

Commodity Hedge Agreements with a Lender shall be made only to the Person or Persons entitled thereto.
(b) The Agent shall distribute all payments with respect to the Obligations to the Lenders promptly upon receipt in like funds as received. In the event that any payments made hereunder by the Borrowers or one or more of them at any particular time are insufficient to satisfy in full the Obligations due and payable at such time, such payments shall be applied (i) first, to fees and expenses due pursuant to the terms of this Agreement or any other Loan Document, (ii) second, to accrued interest and (iii) third, to the Loan Balance and any other Obligations pro-rata on the basis of the ratio of the amount of all such Obligations then owing to the Agent or the relevant Lender or Affiliate of any Lender, as the case may be, to the total amount of the Obligations then owing.
(c) If any Lender (for purposes of this Section 2.7(c), a “Benefited Lender”) shall at any time receive any payment of all or part of its portion of the Obligations, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(e) or Section 7.1(f) or otherwise) in an amount greater than such Lender was entitled to receive pursuant to the terms hereof, such Benefited Lender shall purchase for cash from the other Lenders such portion of the Obligations of such other Lenders, or shall provide such other Lenders with the benefits of any such collateral or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds with each of the Lenders according to the terms hereof. If all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded and the purchase price and benefits returned by such Lender, to the extent of such recovery, but without interest. The Borrowers agree that each such Lender so purchasing a portion of the Obligations of another Lender may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion. If any Lender ever receives, by voluntary payment, exercise of rights of set-off or banker’s lien, counterclaim, cross-action or otherwise, any funds of any Borrower to be applied to the Obligations, or receives any proceeds by realization on or with respect to any Collateral, all such funds and proceeds shall be forwarded immediately to the Agent for distribution in accordance with the terms of this Agreement.
2.8 Voluntary Prepayments.  Subject to applicable provisions of this Agreement, the Borrowers shall have the right, at any time or from time to time, to prepay the Loan Balance without prepayment penalty; provided, however, that (a) the Borrowers shall give the Agent notice of each such prepayment no less than three (3) Business Days prior to prepayment, (b) the Borrowers shall pay all accrued and unpaid interest on the amounts prepaid and (c) no such prepayment shall serve to postpone the repayment when due of any Obligation or any installments thereof.
2.9 Mandatory Prepayments.  In addition to payments in reduction of the Loan Balance provided for in Section 2.4, the Borrowers shall pay to the Agent, for application to reduce the amount of the payment due at the Maturity Date to repay the then existing Loan Balance in full all proceeds (net of reasonable and customary transaction costs) from (a) the incurrence of any Indebtedness not permitted by the proviso to Section 6.1 (without waiving or modifying in any way remedies available to the Agent or the Lenders as a result of any Event of Default arising from such incurrence of Indebtedness by any one or more of the Borrowers), (b) asset sales, whether or not permitted by the proviso to Section 6.4 (without waiving or modifying in any way remedies available to the Agent or the Lenders as a result of any Event of Default arising from such incurrence of Indebtedness by any one or more of the Borrowers), (c) any insurance claim, except as to any proceeds allowed by the Agent to repair or replace damaged Property giving rise to the relevant insurance claim and (d) an Equity Raise at a time when there exists a Default or an Event of Default.
2.10 Loans to Satisfy Obligations of Borrowers.  Upon the occurrence and during the continuation of a Default or an Event of Default, the Lenders may, but shall not be obligated to, make loans for the benefit of the Borrowers or any of them and apply proceeds thereof to the satisfaction of any condition, warranty, representation or covenant of any Borrower contained in this Agreement or any other Loan Document. Such loans shall be and shall bear interest at the Contract Rate, subject, however, to the provisions of Section 2.3 regarding the accrual of interest at the Default Rate, which provisions shall be applicable to any loan made by the Borrowers pursuant to the preceding sentence of this Section 2.10.
2.11 General Provisions Relating to Interest.
(a) It is the intention of the parties hereto to comply strictly with the usury laws of the State of New York and the United States of America. In this connection, there shall never be collected, charged or received on the sums advanced hereunder plus the amount of the original issue discount interest in excess of that which would accrue at the Highest Lawful Rate.
(b) Notwithstanding anything herein or in the Notes to the contrary, during any Limitation Period, the interest rate to be charged on amounts evidenced by the Notes shall be the Highest Lawful Rate, and the obligation, if any, of the Borrowers for the payment of fees or other charges deemed to be interest under applicable law shall be suspended. During any period or periods of time following a Limitation Period, to the extent permitted by applicable laws of the State of Texas or the United States of America, the interest rate to be charged hereunder shall remain at the Highest Lawful Rate until such time as there has been paid to each applicable Lender (i) the amount of interest in excess of that accruing at the Highest Lawful Rate that such Lender would have received during the Limitation Period had the interest rate remained at the otherwise applicable rate and (ii) all interest and fees otherwise payable to such Lender but for the effect of such Limitation Period.
(c) If, under any circumstances, the aggregate amounts paid on the Notes or under this Agreement or any other Loan Document include amounts which by law are deemed interest and which would exceed the amount permitted if the Highest Lawful Rate were in effect, the Borrowers stipulate that such payment and collection will have been and will be deemed to have been, to the extent permitted by applicable laws of the State of New York or the United States of America, the result of mathematical error on the part of the Borrowers, the Agent and the Lenders; and the party receiving such excess shall promptly refund the amount of such excess (to the extent only of such interest payments in excess of that which would have accrued and been payable on the basis of the Highest Lawful Rate) upon discovery of such error by such party or notice thereof from the Borrowers. In the event that the maturity of any Obligation is accelerated, by reason of an election by the Lenders or otherwise, or in the event of any required or permitted prepayment, then the consideration constituting interest under applicable laws may never exceed that payable on the basis of the Highest Lawful Rate, and excess amounts paid which by law are deemed interest, if any, shall be credited by the Agent and the Lenders on the principal amount of the Obligations, or if the principal amount of the Obligations shall have been paid in full, refunded to the Borrower.
(d) All sums paid, or agreed to be paid, to the Agent and the Lenders for the use, forbearance and detention of the proceeds of any advance hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term hereof until paid in full so that the actual rate of interest is uniform but does not exceed the Highest Lawful Rate throughout the full term hereof.
2.12 Yield Protection.
(a) The Borrowers shall pay to each Lender, from time to time on request, such amounts as such Lender may reasonably determine are necessary to compensate such Lender for any costs attributable to the maintenance by such Lender, pursuant to any Regulatory ,Change, of its Percentage Share of the Loan Balance, including costs attributable to the maintenance of capital in respect of its Percentage Share of the Loan Balance, as well as for any reduction of the rate of return on assets or equity of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change.
(b) Determinations by the Agent or any Lender for purposes of this Section 2.12 of the effect of any Regulatory Change on capital maintained, its costs or rate of return, its obligation to make and maintain its Percentage Share of the Loan Balance or on amounts receivable by it in respect of its Percentage Share of the Loan Balance or such other obligations and the additional amounts required to compensate the Agent and such Lender under this Section 2.12 shall be conclusive, absent manifest error, provided that such determinations are made on a reasonable basis. The Agent or the relevant Lender shall furnish the Borrowers with a certificate setting forth in reasonable detail the basis and amount of any loss, cost or expense incurred as a result of any such event, and the statements set forth therein shall be conclusive, absent manifest error. The Agent or the relevant Lender shall notify the Borrowers, as promptly as practicable after the Agent or such Lender obtains knowledge of any sums payable pursuant to this Section 2.12 and determines to request compensation therefor, of any event occurring after the Closing Date which will entitle the Agent or such Lender to compensation pursuant to this Section 2.12. Any compensation requested by the Agent or any Lender pursuant to this Section 2.12 shall be due and payable within 30 days of receipt by the Borrowers of any such notice.
(c) The Agent and the Lenders agree (i) not to request, and the Borrowers shall not be obligated to pay, any sums payable pursuant to this Section 2.12 unless similar sums payable are also generally assessed by the Agent or such Lender against other customers similarly situated where such customers are subject to documents providing for such assessment and (ii) that the Borrowers shall not be required to compensate a Lender pursuant to this Section 2.12 for any increased costs incurred or reductions suffered more than three months prior to the date that such Lender notifies the Borrowers of the Regulatory Change giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor

(except that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the three month period referred to above shall be extended to include the period of retroactive effect thereof).
2.13 Replacement Lenders.
(a) If any Lender has notified the Borrowers of its incurring any loss, cost or expense under Section 2.12, the Borrower may, unless such Lender has notified the Borrowers that the circumstances giving rise to such notice no longer apply, terminate, in whole but not in part, the Commitment of such Lender (other than Arena Investors, LP) (the “Terminated Lender”) at any time upon five Business Days’ prior written notice to the Terminated Lender and the Agent (such notice referred to herein as a “Notice of Termination”).
(b) In order to effect the termination of the Commitment of the Terminated Lender, the Borrowers shall (i) obtain an agreement with one or more Lenders to increase their Commitments and/or (ii) request any one or more other banking institutions to become a “Lender” in place and instead of such Terminated Lender and agree to accept a Commitment; provided, however, that such one or more other banking institutions are reasonably acceptable to the Agent and become parties hereto by executing an Assignment Agreement (the Lenders or other banking institutions that agree to accept in whole or in part the Commitment of the Terminated Lender being referred to herein as the “Replacement Lenders”), such that the aggregate increased and/or accepted Commitments of the Replacement Lenders under clauses (i) and (ii) immediately above equal the Commitment of the Terminated Lender.
(c) The Notice of Termination shall include the name of the Terminated Lender, the date the termination will occur (the “Termination Date”), the Replacement Lender or Replacement Lenders to which the Terminated Lender will assign its Commitment, and, if there will be more than one Replacement Lender, the portion of the Terminated Lender’s Commitment to be assigned to each Replacement Lender.
(d) On the Termination Date, (i) the Terminated Lender shall, by execution and delivery of an Assignment Agreement, assign its Commitment to the Replacement Lender or Replacement Lenders (pro rata, if there is more than one Replacement Lender, in proportion to the portion of the Terminated Lender’s Commitment to be assigned to each Replacement Lender) indicated in the Notice of Termination and shall assign to the Replacement Lender or Replacement Lenders its Percentage Share of the Loan Balance pro rata as aforesaid), (ii) the Terminated Lender shall endorse its Note, payable, without recourse, representation or warranty, to the order of the Replacement Lender or Replacement Lenders (pro rata as aforesaid), (iii) the Replacement Lender or Replacement Lenders shall purchase the Note held by the Terminated Lender (pro rata as aforesaid) at a price equal to the unpaid principal amount thereof plus interest and fees, if any, accrued and unpaid to the Termination Date and (iv) the Replacement Lender or Replacement Lenders will thereupon (pro rata as aforesaid) succeed to and be substituted in all respects for the Terminated Lender with like effect as if becoming a Lender pursuant to the terms of Section 9.1(b), and the Terminated Lender will have the rights and benefits of an assignor under Section 9.1(b). To the extent not in conflict, the terms of Section 9.1(b) shall supplement the provisions of this Section 2.13.

(e) Any Terminated Lender shall reimburse the Borrowers for all reasonable and necessary fees and expenses of counsel to the Borrowers and, if required by the Replacement Lender or Replacement Lenders, of counsel to the Replacement Lender or Replacement Lenders in connection with replacing such Terminated Lender with a Replacement Lender or Replacement Lenders.
2.14 Security Interest in Accounts; Right of Offset.  As security for the payment and performance of the Obligations, each of the Borrowers hereby transfers, assigns and pledges to the Agent and each Lender (for the pro rata benefit of all Lenders) and grants to the Agent and each Lender (for the pro rata benefit of all Lenders) a security interest in all funds of such Borrower now or hereafter or from time to time on deposit with the Agent or such Lender, with such interest of the Agent and the Lenders to be retransferred, reassigned and/or released at the expense of the Borrowers upon payment in full and complete performance by the Borrowers of all Obligations. All remedies as secured party or assignee of such funds shall be exercisable by the Agent and the Lenders with the oral consent (confirmed promptly in writing) of the Required Lenders upon the occurrence of any Event of Default, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof. Furthermore, each of the Borrowers hereby grants to the Agent and each Lender (for the pro rata benefit of all Lenders) the right, exercisable at such time as any Obligation shall mature, whether by acceleration of maturity or otherwise, of offset or banker’s lien against all funds of such Borrower now or hereafter or from time to time on deposit with the Agent or such Lender, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof. If the foregoing provisions conflict with the provisions of any of the Security Documents, the relevant provision of the relevant Security Document shall control.
2.15 Illegality.  Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to maintain loans bearing interest at a rate determined on the basis of the LIBO Rate, then such Lender shall promptly notify the Agent and the Borrowers thereof. The obligation of such Lender to maintain loans bearing interest at a rate determined on the basis of the LIBO Rate and the outstanding Loan Balance owed shall thereafter bear interest at the per annum rate equal to the sum of (a) the Prime Rate plus (b) six and one-half percent (6.50%).
2.16 Regulatory Change.  In the event that by reason of any Regulatory Change or any other circumstance arising after the Closing Date affecting any Lender, such Lender (a) incurs Additional Costs based on or measured by the excess above a level, as prescribed from time to time by any Governmental Authority with jurisdiction, of the amount of a category of deposits or other liabilities of such Lender which included deposits by reference to which the interest rate applicable to the Loan Balance owed to such Lender is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender which includes any loans bearing interest at a rate determined on the basis of the LIBO Rate or (b) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, at the election of such Lender with notice to the Agent and the Borrowers, the obligation of such Lender to maintain loans bearing interest at a rate determined on the basis of the LIBO Rate shall be suspended until such time as such Regulatory Change or other circumstance ceases to be in effect, and the outstanding Loan Balance owed to such Lender shall thereafter bear interest at the per annum rate equal to the sum of (i) the Prime Rate plus (ii) six and one-half percent (6.50%).
2.17 Power of Attorney.  Each of the Borrowers hereby designates the Agent as its agent and attorney-in-fact, to act in its name, place and stead solely for the purpose of completing and delivering any and all of the letters in lieu of transfer or division orders delivered by such Borrower pursuant to the provisions of clause (f) of Article III or Section 5.7, including completing any blanks contained in such letters and attaching exhibits thereto describing the relevant Collateral. Each of the Borrowers hereby ratifies and confirms all that the Agent shall lawfully do or cause to be done by virtue of this power of attorney and the rights granted with respect to such power of attorney. This power of attorney is coupled with the interest of the Agent and the Lenders in the Collateral, shall commence and be in full force and effect as of the Closing Date and shall remain in full force and effect and shall be irrevocable so long as any Obligations (other than contingent Obligations with respect to which no claim has been made) remain outstanding. The powers conferred on the Agent by this appointment are solely to protect the interests of the Agent and the Lenders under the Loan Documents and Commodity Agreements with respect to the assignment of production proceeds under certain of the Security Documents and shall not impose any duty upon the Agent to exercise any such powers. The power of attorney under this Section 2.17 is expressly limited to the rights and powers set forth herein and no additional rights or powers are herein created or implied. The Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and shall not be responsible to any of the Borrowers or any other Person for any act or failure to act with respect to such powers, except for gross negligence or willful misconduct.
2.18 Keepwell.  Each Qualified ECP Borrower hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Borrower to honor all of its obligations in respect of Swap Obligations constituting a portion of the Obligations; provided, however, that each Qualified ECP Borrower shall only be liable under this Section 2.18 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.18, or otherwise hereunder or under any other Loan Document, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not of any greater amount. The obligations of each Qualified ECP Borrower under this Section 2.18 shall remain in full force and effect until the Obligations are paid and performed in full. Each Qualified ECP Borrower intends that this Section 2.18 constitute, and this Section 2.18 shall be deemed to constitute, a “keepwell, support or other agreement” for the benefit of each other Borrower for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. Notwithstanding any other provisions of this Agreement or any other Loan Document, the Obligations owed by any Borrower or secured by any Lien granted by such Borrower under any Loan Document shall exclude all Excluded Swap Obligations with respect to such Borrower.
2.19 Joint and Several Liability.  Each of the Borrowers acknowledges and agrees that the Borrowers shall be jointly and severally liable for all obligations of the Borrowers or any of them hereunder or under any other Loan Document.
2.20 Overriding Royalty Interest.  MI agrees to convey to the Agent, for the pro rata benefit of the Lenders based on their respective Percentage Shares at the time of receipt by the

Agent of amounts due pursuant to the Assignment of ORRI, on the Closing Date and pursuant to the Assignment of ORRI, the Lenders ORRI. The following provisions are applicable to the Lenders ORRI, notwithstanding the fact that such provisions do not appear in the Assignment of ORRI:
(a) upon the one year anniversary of the Closing Date and if during the term of this Agreement up to such point in time no Event of Default has occurred, one-half of the Lenders ORRI shall revert to MI;
(b) following the twelve month anniversary of the final payoff of the Loan, but only if such final payoff occurs as scheduled herein, all scheduled reductions of the Loan Balance have been paid when due hereunder and all payments of interest due hereunder have been paid when due hereunder, one-half of the portion of the Lenders ORRI held by the Agent at the Maturity Date shall revert to MI; and
(c) MI shall have the right (exercisable by written notice to the Agent), but not the obligation, and only if such final payoff occurs as scheduled herein, all scheduled reductions of the Loan Balance have been paid when due hereunder and all payments of interest due hereunder have been paid when due hereunder, to repurchase, at any time during the 24-month period immediately following the final payoff of the Loan and at a purchase price equal to 100% of the PV-10 value of the PDP Reserves attributable to such remaining portion of the Lenders ORRI using the higher of (i) Base Prices or (ii) NYMEX Strip Prices, determined as of a date within 45 days of such written notice to the Agent (the “Remaining Lenders ORRI Repurchase Closing Date”) and on the basis of the Reserve Report provided to the Agent in satisfaction of the requirement below in this Section 2.19.
In connection with such purchase by MI from the Agent, MI shall deliver to the Agent a Reserve Report prepared by a nationally-recognized or regionally-recognized petroleum engineer or firm of petroleum engineers approved by the Agent and with an effective date of the Remaining Lenders ORRI Repurchase Closing Date. The Agent shall execute recordable conveyances in favor of MI, in form and substance reasonably satisfactory to the Agent and MI, necessary to give effect to the provisions of the immediately preceding sentence of this Section 2.20. Furthermore, the provisions of this Section 2.20 shall survive the payment and performance of all Obligations and the termination of this Agreement.
ARTICLE III

CONDITIONS
The obligations of the Agent and the Lenders to enter into this Agreement and to advance $12,000,000 on the Closing Date are subject to the satisfaction of the following conditions precedent that (a) all matters incident to the consummation of the transactions contemplated herein shall be reasonably satisfactory to the Agent and the Lenders and (b) the Agent shall have received, reviewed and approved the following documents and other items, appropriately executed when necessary and, where applicable, acknowledged by one or more Responsible Officers or other duly authorized representatives of each of the Borrowers party to a relevant document or of the General Partner of certain of the Borrowers party to a relevant document, as the case may be, acting on behalf of the relevant Borrower, or others as the case may be, all in form and substance reasonably satisfactory to the Agent and dated, where applicable, of even date herewith or a date prior thereto and acceptable to the Agent:
(a) multiple counterparts of this Agreement as requested by the Agent;
(b) the Notes to be in effect on the Closing Date;
(c) copies of the organizational documents of each of the Borrower, accompanied by a certificate dated the Closing Date issued by the secretary or an assistant secretary or another authorized representative of the relevant Borrower or its General Partner, to the effect that each such copy is correct and complete;
(d) a certificate of incumbency dated the Closing Date, including specimen signatures of all officers or other representatives of the relevant Borrower or its General Partner, who are authorized to execute Loan Documents on behalf of the relevant Borrower or its General Partner, such certificate being executed by the secretary or an assistant secretary or another authorized representative of the relevant Borrower or its General Partner;
(e) copies of resolutions adopted by the relevant governing body each of the Borrowers or of its General Partner approving the Loan Documents to which the relevant Borrower is a party and authorizing the transactions contemplated herein and therein, accompanied by a certificate dated the Closing Date issued by the secretary or an assistant secretary or another authorized representative of the relevant Borrower or its General Partner, to the effect that such copies are true and correct copies of resolutions duly adopted at a meeting or by unanimous consent and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified or rescinded in any respect and are in full force and effect as of the date of such certificate;
(f) subject to the provisions of clause (d) of Section 5.24, the following documents establishing Liens in favor or for the benefit of the Agent for the benefit of the Lenders, in and to the Collateral, including Mortgaged Properties constituting one hundred percent (100%) of the aggregate discounted present value, determined by the Agent, consistent with the customary lending practices of the Agent, of the Proved Reserves attributable to the Oil and Gas Properties of the Borrowers or any of them:
(i)
security documents covering all Oil and Gas Properties (for the avoidance of doubt, including fee mineral interests) of the Borrowers or any of them sufficient for the Borrowers to be in compliance with the provisions of Section 5.5;

(ii)
security documents covering assets of each of the Borrowers as to which a security interest against such assets may be created and perfected under the provisions of the UCC or the Uniform Commercial Code as adopted and in effect in states of the United States of America other than the State of New York, including the Equity Interests in each of the Borrowers;
(iii)	financing statements constituent to the documents described in clauses (i) and (ii) above in this Section 3.2(f);
(iv)	the Direction Letters (as executed only by one or more of the Borrowers);
(v)
undated letters, in form and substance reasonably satisfactory to the Agent, from each of the Borrowers owning interests in Oil and Gas Properties (for the avoidance of doubt, including fee mineral interests) or interests in any pipelines or gathering systems transporting natural gas or petroleum products (A) owned by Persons other than the Borrower owning such interests or (B) owned by the Borrower owning such interests and to be sold to others to each purchaser of production and disburser of the proceeds of production from or attributable to the Mortgaged Properties or transportation fees, with the addresses left blank, authorizing and directing the addresses to make future payments attributable to production from the Mortgaged Properties owned by the relevant Borrower or transportation fees directly to the Lockbox of such Borrower;

(vi)	a Blocked Account Agreement among MOMC, LegacyTexas Bank and the Agent with respect to the Lockbox Account; and
(vii)	a Deposit Account Control Agreement with shifting control among the Borrowers, the Agent and LegacyTexas Bank with respect to each Operating Account.
(g) a copy of the Lockbox Services Agreement between MOMC and LegacyTexas Bank;
(h) multiple counterparts of the Subordination Agreement, as requested by LegacyTexas Bank;
(i) multiple counterparts of the Assignment of ORRI;
(j) copies of the East LA PSA and each amendment thereto through the Seventh Amendment to Purchase and Sale Agreement dated June 2, 2016;

(k) a copy of a fully executed counterpart of the East LA Operating Agreement;
(l) a copy of a fully executed counterpart of an additional amendment to the East LA PSA extending the deadline for the closing of the acquisition by MI which is the subject of the East LA PSA to a date no earlier than June 15, 2016;
(m) copies of fully executed counterparts of the Sansinena PSA and each amendment thereto through the Eighth Amendment to Purchase and Sale Agreement dated June 2, 2016;
(n) a copy of a fully executed counterpart of the Sansinena Operating Agreement;
(o) a copy of a fully executed counterpart of an additional amendment to the Sansinena PSA extending the deadline for the closing of the acquisition by MI which is the subject of the Sansinena PSA to a date no earlier than June 15, 2016;
(p) a copy of a fully executed counterpart of the Joint Acquisition Agreement; Operating Agreement dated effective April 1, 2016 between MI, as Operator, and Sunny Frog Oil, LLC;
(q) a copy of a fully executed counterpart of the conveyance by MI to Sunny Frog Oil, LLC pursuant to the Joint Acquisition Agreement;
(r) a copy of the Development Plan;
(s) copies of executed counterparts of all operating, lease, sublease, royalty, sales, exchange, processing, farmout, bidding, pooling, unitization, communitization and other agreements relating to the Oil and Gas Properties (for the avoidance of doubt, including fee mineral interests) of the Borrowers or any one or more of them, as reasonably requested by the Agent or any Lender prior to the Closing Date;
(t) a Reserve Report prepared as of January 1, 2016 and in compliance with the requirements for engineering reports set forth in the definition of Reserve Report in Section 1.2.
(u) drafts of the not yet issued annual audited Financial Statements prepared as of December 31, 2015 and unaudited quarterly Financial Statements prepared as of March 31, 2016;
(v) payment of structuring fee in the amount of $240,000;
(w) copies of all employment agreements between any of the Borrowers and members of the senior management of the relevant Borrower;
(x) certificates dated as of a recent date from the appropriate Governmental Authority evidencing the existence or qualification and, if applicable, good standing of each of the Borrowers in its jurisdiction of organization and in each jurisdiction in which it owns material assets or conducts material operations;
(y) results of searches of the uniform commercial code records of the Secretary of State of the State of California and the Secretary of State of the State of Texas, as applicable, in the names of each of the Borrowers, such search reports to be from a source or sources acceptable to the Lender and reflecting no Liens, other than Permitted Liens, against any of the Collateral as to which perfection of a Lien is accomplished by the filing of a financing statement.
(z) subject to the provisions of clause (d) of Section 5.24, confirmation, acceptable to the Agent, of the title of the Borrowers or any of them owning any Mortgaged Properties, free and clear of Liens other than Permitted Liens, to Mortgaged Properties constituting, in the aggregate, one hundred percent (100%) of the PV-10 value, as determined by the Agent in its discretion, of the PDP Reserves and PUD Reserves attributable to the Mortgaged Properties;
(aa) a certificate or certificates evidencing the insurance coverage required by the provisions of Section 5.19;
(bb) a payoff letter from LegacyTexas Bank, in form and substance reasonably acceptable to the Agent, setting forth, among other matters, the amount due on the Closing Date to pay in full all amounts owing by any of the Borrowers to LegacyTexas Bank;
(cc) release documents from LegacyTexas Bank, in form and substance reasonably acceptable to the Agent, necessary to release all Liens held by LegacyTexas Bank against Property of any of the Borrowers and securing the Indebtedness which is the subject of the payoff letter referred to in clause (bb) immediately above;
(dd) copies of all Commodity Hedge Agreements, in form and substance reasonably acceptable to the Agent and with Approved Hedge Counterparties, establishing the Minimum Required Commodity Hedge Agreements;
(ee) payment from the Borrowers or any one or more of them of estimated fees charged by filing officers and other public officials incurred or to be incurred in connection with the filing and recordation of any Security Documents and any of the release documents provided by LegacyTexas Bank and for which invoices have been presented as of the Closing Date;
(ff) the opinion of Porter Hedges LLP, counsel to the Borrowers for purposes of the transactions which are the subject of this Agreement, in form and substance reasonably satisfactory to the Agent;
(gg) the opinion of John B. Linford, A Professional Law Corporation, special counsel to the Borrowers in the State of California for purposes of the transactions which are the subject of this Agreement, in form and substance reasonably satisfactory to the Agent;
(hh) a certificate of a Responsible Officer of each of the Borrowers to the effect that, after giving effect to the transactions which are the subject of this Agreement, all representations and warranties made by any of the Borrowers in this Agreement or any other Loan Agreement in place on the Closing Date are true and correct, in all material respects, as of the Closing Date;
(ii) confirmation reasonably acceptable to the Agent that no event or circumstance shall have occurred which could reasonably be expected to have a Material Adverse Effect;
(jj) payment of estimated fees and expenses of counsel to the Agent incurred through the Closing Date and for which an invoice has been presented to the Borrowers; and
(kk) such other agreements, documents, instruments, opinions, certificates, waivers, consents and evidences as the Agent or any Lender may reasonably request.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
To induce the Agent and the Lenders to enter into this Agreement and to induce the Lenders to make the Loan, the Borrowers represent and warrant to the Agent and each Lender (which representations and warranties shall survive the delivery of the Notes) that:
4.1 Due Authorization.  The execution and delivery by each of the Borrowers of this Agreement and the borrowing hereunder, the execution and delivery by each of the Borrowers of the Notes, the repayment of the Notes, payment of interest and fees provided for in the Notes and this Agreement, the execution and delivery by each of the Borrowers of the Security Documents to which it is a party and the performance by each of the Borrowers of its obligations under the Loan Documents to which it is a party are within the power of the relevant Borrower, have been duly authorized by all necessary action by the relevant Borrower or its General Partner, and do not and will not (a) require the consent of any Governmental Authority, (b) contravene or conflict with any Requirement of Law, (c) contravene or conflict with any indenture, instrument or other agreement to which the relevant Borrower is a party or by which any Property of the relevant Borrower may be presently bound or encumbered or (d) result in or require the creation or imposition of any Lien in, upon or on any Property of the relevant Borrower under any such indenture, instrument or other agreement, other than under any of the Loan Documents to which it is a party.
4.2 Existence.  Each of the Borrowers is a corporation or a limited partnership, as the case may be, duly organized, legally existing and, if applicable, in good standing under the laws of its jurisdiction of organization and is duly qualified as a foreign corporation or foreign limited partnership, as the case may be, and, if applicable, is in good standing in all jurisdictions wherein the ownership of Property or the operation of its business necessitates same, other than those jurisdictions wherein the failure to so qualify would not have a Material Adverse Effect.
4.3 Valid and Binding Obligations.  All Loan Documents to which any of the Borrowers is a party, when duly executed and delivered by the relevant Borrower, constitute the legal, valid and binding obligations of the relevant Borrower enforceable against such Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
4.4 Security Documents.  The provisions of each Security Document executed by any of the Borrowers are effective to create, in favor of the Agent, a legal, valid and enforceable Lien in all right, title and interest of the relevant Borrower in the Property of such Borrower described therein, which Lien constitutes a first-priority Lien (except as to Permitted Liens) on all right, title and interest of the relevant Borrower in the Property of such Borrower described therein.
4.5 Title to Property.  Each of the Borrowers has good and defensible title to all of its material Property, free and clear of all Liens except Permitted Liens.
4.6 Scope and Accuracy of Financial Statements.  The draft consolidated Financial Statements provided to the Agent in satisfaction of the condition set forth in clause (u) of Article HI present fairly (subject to normal year-end audit adjustments) the financial position and results of operations and cash flows of the Borrowers on a consolidated basis, in accordance with GAAP as at the relevant point in time or for the period indicated, as applicable.
4.7 No Material Adverse Effect or Default.  No event or circumstance has occurred since March 31, 2016, which could reasonably be expected to have a Material Adverse Effect, and no Default has occurred and is continuing.
4.8 No Material Misstatements.  No information, exhibit, statement or report furnished to the Agent or any Lender by or at the direction of any of the Borrowers in connection with this Agreement or any other Loan Document contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading as of the date made or deemed made; provided that, with respect to projected financial information, it represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
4.9 Liabilities, Litigation and Restrictions.  Other than as reflected in the Financial Statements prepared as of March 31, 2016 or as listed on Schedule 4.9 under the heading “Liabilities, no Borrower has any liabilities, direct or contingent, which may materially and adversely affect its business or operations or its ownership of its Property. Except as set forth under the heading “Litigation” on Schedule 4.9, no litigation or other action of any nature involving any of the Borrowers is pending before any Governmental Authority or, to the best knowledge of each of the Borrowers, threatened against or involving any of the Borrowers which might reasonably be expected to result in any impairment of its ownership of any of its Property or have a Material Adverse Effect.
4.10 Authorizations; Consents.  Except as expressly contemplated by this Agreement, no authorization, consent, approval, exemption, franchise, permit or license of, or filing with, any Governmental Authority or any other Person is required to authorize or is otherwise required in connection with the valid execution and delivery by each of the Borrowers of the Loan Documents to which it is a party or any instrument contemplated hereby, the repayment by the Borrowers of the Notes, payment of interest and fees provided in the Notes and this Agreement or the performance by the Borrowers of the Obligations.

4.11 Compliance with Laws.  Each of the Borrowers and its Property are in compliance in all material respects with all applicable Requirements of Law, including Environmental Laws and ERISA.
4.12 ERISA.  No Borrower maintains, nor has any of the Borrowers maintained, any Plan. No Borrower currently contributes to or has any obligation to contribute to or otherwise have any liability with respect to any Plan.
4.13 Environmental Laws.  Except as would not have a Material Adverse Effect:
(a) no Property of the Borrowers, or, to the knowledge of any of the Borrowers, Property of others immediately adjacent to Property of any of the Borrowers, is currently on or has ever been on any federal or state list of Superfund Sites;
(b) no Hazardous Substances have been generated, transported and/or disposed of by any of the Borrowers at a site which was, at the time of such generation, transportation, and/or disposal, or has since become, a Superfund Site;
(c) except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate or approval of the relevant Governmental Authority, no Release of Hazardous Substances by any of the Borrowers or from, affecting or related to any Property of any of the Borrowers has occurred; and
(d) no Environmental Complaint has been received by any of the Borrowers.
4.14 Compliance with Federal Reserve Regulations.  No transaction contemplated by the Loan Documents is in violation of any regulations promulgated by the Board of Governors of the Federal Reserve System, including Regulations T, U or X.
4.15 Investment Company Act Compliance.  None of the Borrowers is, nor is any of the Borrowers directly or indirectly controlled by or acting on behalf of any Person which is, an “investment company” or an “affiliated person” of an “investment company” within the meaning of the Investment Company Act of 1940.
4.16 Proper Filing of Tax Returns; Payment of Taxes Due.  Each of the Borrowers obligated by applicable law to do so has duly and properly filed its United States of America and State of California income tax returns or income tax information returns, as the case may be, and all other tax returns which are required to be filed by such Borrower and has paid all taxes, if any, shown as due from such Borrower thereon, except where appropriate extensions have been filed or except such as are being contested in good faith and as to which adequate provisions and disclosures have been made or as could not reasonably be expected to have a Material Adverse Effect. The respective charges and reserves on the books of each of the Borrowers with respect to Taxes and other governmental charges, if any of such are required by applicable law or GAAP, are adequate, except as could not reasonably be expected to have a Material Adverse Effect.
4.17 Refunds.  Except as described on Schedule 4.17, no orders of, proceedings pending before, or other requirements of, the Federal Energy Regulatory Commission, any

agency of the State of California or any other Governmental Authority exist which could result in any of the Borrowers being required to refund any portion of the proceeds received or to be received from the sale of hydrocarbons constituting part of the Mortgaged Property or other Oil and Gas Properties owned by it, except as could not reasonably be expected to have a Material Adverse Effect.
4.18 Gas Contracts.  Except as described on Schedule 4.18, (a) no Borrower is obligated, in any material respect, by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Mortgaged Properties or other Oil and Gas Properties owned by it at some future date without receiving full payment therefor within 90 days of delivery and (b) no Borrower has produced gas, in any material amount, subject to, and neither any Borrower nor any of the Mortgaged Properties or other Oil and Gas Properties owned by any of the Borrowers is subject to, balancing rights of third parties or subject to balancing duties under Requirements of Law, except (i) as to such matters for which the relevant Borrower has, to the extent required by GAAP, established monetary reserves adequate in amount to satisfy such obligations and segregated such reserves from other accounts or (ii) as could not reasonably be expected to have a Material Adverse Effect.
4.19 Intellectual Property.  Each of the Borrowers owns or is licensed to use all Intellectual Property necessary to conduct all business material to its condition (financial or otherwise), business or operations as such business is currently conducted. No claim has been asserted or is pending by any Person with respect to the use by any of the Borrowers of any such Intellectual Property or challenging or questioning the validity or effectiveness of any such Intellectual Property; and no Borrower knows of any valid basis for any such claim. The use of such Intellectual Property by the relevant Borrower does not infringe on the rights of any Person, except for such claims and infringements as do not, in the aggregate, give rise to any material liability on the part of any of the Borrowers.
4.20 Casualties or Taking of Property.  Since March 31, 2016 neither the business nor any Property of any of the Borrowers has been materially adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by any Governmental Authority, riot, activities of armed forces or acts of God.
4.21 Location of Borrowers.  The principal place of business and chief executive office of each of the Borrowers is located at the address of the Borrowers set forth in Section 9.3 or at such other location as any Borrower may have, by proper written notice hereunder, advised the Agent, provided that such other location is within a state in which appropriate financing statements from the Borrower in favor of the Agent have been filed, if required by applicable law.
4.22 Subsidiaries.  Except as set forth on Schedule 4.22, no Borrower has any Subsidiaries.

4.23 Compliance with Anti-Terrorism Laws.
(a) No Borrower nor any Affiliate of any of the Borrowers is in violation of any Anti-Terrorism Law or knowingly engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
(b) No Borrower nor any Affiliate of any of the Borrowers is any of the following (each a “Blocked Person”):
(i)	a Person that is listed in the annex, to, or is otherwise subject to the provisions of, Executive Order No. 13224;
(ii)	a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;
(iii)	a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
(iv)	a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;
(v)
a Person or entity that is named as a “specially designated national” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or

(vi)	a Person or entity who is affiliated with a Person or entity listed above.
(c) No Borrower nor any Affiliate of any of the Borrowers (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any Property or interests in Property blocked pursuant to Executive Order No. 13224.
(d) No Borrower nor any Affiliate of any of the Borrowers is in violation of any rules or regulations promulgated by OFAC or of any economic or trade sanctions administered and enforced by OFAC or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any rules or regulations promulgated by OFAC.

4.24 Identification Numbers.  The federal employer identification number of each of the Borrowers and its organizational number with appropriate Governmental Authorities are as set forth on Schedule 4.24.
4.25 Solvency.  Each of the Borrowers is Solvent.
ARTICLE V

AFFIRMATIVE COVENANTS
So long as any Obligation remains outstanding or unpaid, each of the Borrowers shall:
5.1 Maintenance and Access to Records.  Keep adequate records, in accordance with GAAP, of all its transactions so that at any time, and from time to time, its true and complete financial condition may be readily determined, and promptly following the reasonable request of the Agent or any Lender, make such records available for inspection by the Agent or any Lender and, at the expense of the Borrowers, allow the Agent or any Lender to make and take away copies thereof.
5.2 Monthly Unaudited Financial Statements and Compliance Certificates.  Deliver to the Agent, on or before the 45th day after the close of each calendar month, commencing with that ending June 30, 2016, (a) a copy of the Financial Statements as at the close of the relevant calendar month and from the first day of the then current fiscal year to the end of the relevant calendar month, such Financial Statements to be certified by the Financial Officer of MOC as having been prepared in accordance with GAAP consistently applied and as a fair presentation of the financial condition of the Borrowers, on a consolidated basis, subject to changes resulting from normal year-end audit adjustments, and (b) a Compliance Certificate prepared, as to Section 2 thereof, as of the close of the relevant calendar month and executed by the Financial Officer of MOC.
5.3 Annual Audited Financial Statements and Compliance Certificate.  Deliver to the Agent, on or before the 90th day after the close of each fiscal year of the Borrowers, commencing with that ending on December 31, 2016, (a) a copy of the audited Financial Statements as at the close of such fiscal year and for the fiscal year then ended and (b) a Compliance Certificate prepared, as to Section 2 thereof, as of the close of the end of the relevant fiscal year.
5.4 Reserve Reports; LOE Reports; Production Reports; Payables Agings; Additional Development Plans and Financial Projections.
(a) Deliver to the Agent, no later than each February 28 during the term of  this Agreement, a Reserve Report, in form satisfactory to the Agent, prepared as of the preceding January 1 and certified by the petroleum engineer or firm of petroleum engineers preparing the relevant Reserve Report as fairly and accurately setting forth (i) the PDP, PUD, shut-in, behind-pipe and undeveloped Reserves (separately classified as such) attributable to the Mortgaged Properties and other Oil and Gas Properties of the Borrowers, (ii) the aggregate PV-10 value of the future net income with respect to PDP Reserves attributable to the Mortgaged Properties and other Oil and Gas Properties of the Borrowers, (iii) projections of the annual rate of production, gross income and net income with respect to such PDP Reserves, (iv) information with respect to the “take-or-pay,” “prepayment” and gas-balancing liabilities of any of the Borrowers with respect to such Reserves and (v) general economic assumptions.
(b) Deliver to the Agent, no later than each August 31 during the term of this Agreement, a Reserve Report, in substantially the format of and providing the information provided in the Reserve Reports provided pursuant to Section 5.4(a), prepared as of the preceding July 1 and certified, at the election of the Borrowers, by either the chief operating officer or senior reserve engineer of MOC or a petroleum engineer or firm of petroleum engineers approved by the Agent as fairly and accurately setting forth the information provided therein.
(c) Deliver to the Agent, no later than the 30th day following the end of each calendar month, a report, in form reasonably satisfactory to the Agent, setting forth information as to quantities of production from the Mortgaged Properties, volumes of production sold, volumes of production committed to Commodity Hedge Agreements, pricing, purchasers of production, gross revenues, lease operating expenses and such other information as the Agent or any Lender may request with respect to the relevant monthly period.
(d) Deliver to the Agent, no later than the 30th day after the end of each calendar month, an aging of the accounts payable of the Borrowers, on a consolidated basis, at the end of the relevant monthly period.
(e) Deliver to the Agent, no later than December 31 of each year, a development plan, in form reasonably acceptable to the Agent, setting forth proposed activities with respect to the Oil and Gas Properties of the Borrowers or any of them during the subsequent calendar year.
(f) Deliver to the Agent, no later than December 31 of each year, financial projections for the Borrowers, on a consolidated basis, as at the close of each quarter of the subsequent calendar year, which financial projections shall be presented in the form of Financial Statements.
5.5 Title Opinions; Title Defects; Mortgaged Properties.
(a) Promptly upon the request of the Agent, furnish to the Agent title opinions, in form and by counsel reasonably satisfactory to the Agent, or other confirmation of title reasonably acceptable to the Agent, covering Oil and Gas Properties of the relevant Borrower.
(b) Promptly, but in any event within 60 days after notice by the Agent of any title defect having a Material Adverse Effect, clear such title defect.
(c) Promptly upon the request of the Agent, execute and deliver to the Agent additional Security Documents as necessary to maintain, as Mortgaged Properties, Oil and Gas Properties of the Borrowers the PV-10 value of the Proved Reserves attributable to which, in the aggregate, equals at least one hundred percent (100%) of the total Proved Reserves reflected in the Reserve Report most recently provided to the Agent pursuant to the provisions of Section 5.4.

5.6 Notices of Certain Events.  Deliver to the Agent, immediately upon having knowledge of the occurrence of any of the following events or circumstances, a written statement with respect thereto, signed by a Responsible Officer of each of the Borrowers or of the General Partner of certain of the Borrowers, as the case may be, and setting forth the relevant event or circumstance and the steps being taken by the relevant Borrower or Borrowers Borrower with respect to such event or circumstance:
(a) any Default or Event of Default;
(b) any default or event of default under any contractual obligation of any of the Borrowers, or any litigation, investigation or proceeding between any of the Borrowers and any Governmental Authority which, in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
(c) any litigation or proceeding involving any of the Borrowers as a defendant or in which any Property of any of the Borrowers is subject to a claim and in which the amount involved is $500,000 or more and which is not covered by insurance or in which injunctive or similar relief is sought;
(d) the receipt by any of the Borrowers of any Environmental Complaint, which if adversely determined could reasonably be expected to have a Material Adverse Effect;
(e) any actual, proposed or threatened testing or other investigation by any Governmental Authority or other Person concerning the environmental condition of, or relating to, any Property of any of the Borrowers following any allegation of a violation of any Requirement of Law;
(f) any Release of Hazardous Substances by any of the Borrowers or from, affecting or related to any Property of any of the Borrowers or Property of others adjacent to Property of any of the Borrowers which could reasonably be expected to have a Material Adverse Effect, except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate or approval of the relevant Governmental Authority, or the violation of any Environmental Law, or the revocation, suspension or forfeiture of or failure to renew, any permit, license, registration, approval or authorization which could reasonably be expected to have a Material Adverse Effect;
(g) any change in the senior management of any of the Borrowers or of the General Partner of certain of the Borrowers, as the case may be; and
(h) any other event or condition which could reasonably be expected to have a Material Adverse Effect.
5.7 Letters in Lieu of Transfer Orders or Division Orders.  Promptly upon request by the Agent at any time and from time to time, and without limitation on the rights of the Agent pursuant to the provisions of Section 2.17, execute such letters in lieu of transfer or division orders, in addition to the letters delivered to the Agent in satisfaction of the condition set forth in clause (f) of Article III, as are necessary or appropriate to transfer and deliver to the remittances of Agent proceeds from or attributable to any of the Mortgaged Property.

5.8 Commodity Hedging.  Maintain in effect and comply, in all material respects, with the provisions of the Minimum Required Commodity Hedge Agreements.
5.9 Tax Returns.  Furnish to the Agent, promptly upon, but in no event more than 30 days after, each filing of the annual federal income tax return of MOC with the Internal Revenue Service, a copy thereof.
5.10 Additional Information.  Furnish to the Agent and any Lender, promptly upon the request of the Agent, such additional financial or other information concerning the assets, liabilities, operations and transactions of any of the Borrowers as the Agent may from time to time reasonably request; and notify the Agent not less than ten Business Days prior to the occurrence of any condition or event that may change the proper location for the filing of any financing statement or other public notice or recording for the purpose of perfecting a Lien in any Property of any of the Borrowers, including any change in its name or the location of the jurisdiction of organization, principal place of business or chief executive office of the relevant Borrower; and upon the request of the Agent, execute such additional Security Documents as may be necessary or appropriate in connection therewith.
5.11 Compliance with Laws.  Comply, in all material respects, with all applicable Requirements of Law, including (a) ERISA, (b) Environmental Laws, (c) Anti-Terrorism Laws and (d) all permits, licenses, registrations, approvals and authorizations (i) related to any natural or environmental resource or media located on, above, within, related to or affected by any Property of any of the Borrowers, (ii) required for the performance of the operations of any of the Borrowers, or (iii) applicable to the use, generation, handling, storage, treatment, transport, or disposal of any Hazardous Substances; and use its best efforts to cause all employees, agents, contractors, subcontractors and future lessees (pursuant to appropriate lease provisions) of any of the Borrowers, while such Persons are acting within the scope of their relationship with the relevant Borrower, to comply with all such Requirements of Law as may be necessary or appropriate to enable the relevant Borrower to so comply.
5.12 Payment of Assessments and Charges.  Pay all Taxes, assessments, governmental charges, rent and other Indebtedness which, if unpaid, might become a Lien against any Property of any of the Borrowers, except any of the foregoing being contested in good faith and as to which an adequate reserve in accordance with GAAP has been established or unless failure to pay would not have a Material Adverse Effect.
5.13 Maintenance of Existence or Qualification and Good Standing.  Maintain its corporate or limited partnership, as the case may be, existence or qualification and, if applicable, good standing in its jurisdiction of organization and in all jurisdictions wherein any material Property now owned or hereafter acquired or business now or hereafter conducted by it necessitates same.
5.14 Payment of Notes; Performance of Obligations.  Pay the Notes according to the reading, tenor and effect thereof, as modified hereby, and do and perform every act and discharge all of the other Obligations.

5.15 Further Assurances.  Promptly upon written request of the Agent, cure any defects in the execution and delivery of any of the Loan Documents to which the relevant Borrower is a party and all agreements contemplated thereby, and execute, acknowledge and deliver to the Agent such other assurances and instruments as shall, in the reasonable opinion of the Agent, be necessary to fulfill the terms of the Loan Documents to which the relevant Borrower is a party.
5.16 Initial Expenses of Agent.  Upon request by the Agent, promptly reimburse the Agent for, or pay directly to such special counsel, all reasonable fees and expenses of Jackson Walker LLP, special counsel to the Agent, in connection with the preparation of this Agreement and all documentation contemplated hereby, the satisfaction of the conditions precedent set forth herein, the filing and recordation of Security Documents, and the consummation of the transactions contemplated in this Agreement.
5.17 Subsequent Expenses of Agent and Lenders.  Promptly reimburse (a) all third party out-of-pocket amounts reasonably expended, advanced or incurred by or on behalf of the Agent (i) to satisfy any obligation of any of the Borrowers under any of the Loan Documents; (ii) to ratify, amend, restate or prepare additional Loan Documents, as the case may be; and (iii) in connection with the filing and recordation of Security Documents; and which amounts shall include all reasonable attorney’s fees, together with interest at the Contract Rate on each such amount from the date of notification by the Agent that the same was expended, advanced or incurred by the Agent until the date it is repaid to the Agent, and (b) following an Event of Default, all out-of-pocket costs and expenses, if any, of the Agent or any of the Lenders (i) to enforce their respective rights under any of the Loan Documents; (ii) to collect the Obligations and (iii) to protect the Properties or business of any of the Borrowers, which amounts shall be deemed compensatory in nature and liquidated as to amount upon notice to the relevant Borrower by the Agent and which costs and expenses shall include (a) all court costs, (b) reasonable attorneys’ fees, (c) reasonable fees and expenses of auditors and accountants incurred to protect the interests of the Agent or the Lenders, (d) fees and expenses incurred in connection with the participation by the Agent and the Lenders as members of the creditors’ committee in any Insolvency Proceeding, (e) fees and expenses incurred in connection with lifting the automatic stay prescribed in §362 Title 11 of the United States of America Code and (f) fees and expenses incurred in connection with any action pursuant to §1129 Title 11 of the United States of America Code all reasonably incurred by the Agent and the Lenders in connection with the collection of any sums due under the Loan Documents, together with interest at the Contract Rate on each such amount from the date of notification that the same was expended, advanced or incurred by the Agent or any Lender until the date it is repaid to the Agent or such Lender, with the obligations under this Section 5.17 surviving the non-assumption of this Agreement in any Insolvency Proceeding and being binding upon each of the Borrowers and/or a trustee, receiver, custodian or liquidator of any of the Borrowers appointed in any such case.
5.18 Maintenance and Inspection of Properties.  Maintain or, to the extent that the right or obligation to do so rests with another Person, exercise commercially reasonable efforts to cause such other Person to maintain all of the tangible Properties of each of the Borrowers in good repair and condition, ordinary wear and tear excepted; make or, to the extent that the right or obligation to do so rests with another Person, exercise commercially reasonable efforts to cause such other Person to make all necessary replacements thereof and operate such Properties in a good and workmanlike manner; and permit any authorized representative of the Agent, upon prior notice to the Borrowers, to visit and inspect, at reasonable times, any tangible Property of any of the Borrowers.
5.19 Maintenance of Insurance.  Maintain or cause to be maintained insurance with respect to its Properties and businesses against such liabilities, casualties, risks and contingencies as is customary in the relevant industry and sufficient to prevent a Material Adverse Effect, all such insurance to be in amounts and from insurers reasonably acceptable to the Agent and name the Agent as an additional insured and loss payee.
5.20 Environmental Indemnification.  Indemnify and hold the Agent and each of the Lenders and their respective shareholders, officers, directors, employees, agents, attorneys-in-fact and Affiliates and each trustee for the benefit of the Agent or the Lenders under any security document (each of the foregoing an “Indemnitee”) harmless from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial actions, requirements and enforcement actions of any kind, and all reasonable costs and expenses incurred in connection therewith (including attorneys’ fees and expenses), arising directly or indirectly, in whole or in part, from (a) the presence of any Hazardous Substances on, under, or from any Property of any of the Borrowers, whether prior to or during the term hereof, (b) any activity carried on or undertaken on any Property of any of the Borrowers, whether prior to or during the term hereof, and whether by of any of the Borrowers or any of the predecessors in title, employees, agents, contractors or subcontractors of or any other Person at any time occupying or present on such Property, in connection with the handling, treatment, removal, storage, decontamination, cleanup, transportation or disposal of any Hazardous Substances at any time located or present on or under such Property, (c) any residual contamination on or under any Property of any of the Borrowers, (d) any contamination of any Property or natural resources arising in connection with the generation, use, handling, storage, transportation or disposal of any Hazardous Substances by of any of the Borrowers or any employees, agents, contractors or subcontractors of any of the Borrowers while such Persons are acting within the scope of their relationship with the relevant Borrower, irrespective of whether any of such activities were or will be undertaken in accordance with applicable Requirements of Law or (e) the performance and enforcement of any Loan Document or any other act or omission in connection with or related to any Loan Document or the transactions contemplated thereby, including any such claim, loss, damage, liability, fine, penalty, charge, administrative or judicial proceeding, order, judgment, remedial action, requirement, enforcement action, cost or expense, arising from the negligence (but not the gross negligence or willful misconduct), whether sole or concurrent, of any indemnitee; with the foregoing indemnity surviving satisfaction of all Obligations and the termination of this Agreement, unless all such Obligations have been satisfied wholly in cash and not by way of realization against any Collateral or the Conveyance of any Property in lieu thereof, provided that such indemnity shall not extend to any act or omission by the Agent or any Lender with respect to any

Property subsequent to the Agent or any Lender becoming the owner of such Property and with respect to which Property such claim, loss, damage, liability, fine, penalty, charge, proceeding, order, judgment, action or requirement arises subsequent to the acquisition of title thereto by the Agent or any Lender. All amounts due under this Section 5.20 shall be payable on written demand therefor by the Agent.
5.21 General Indemnification.  Indemnify and hold each Indemnitee harmless from and against any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against any Indemnitee arising out of, in any way connected with or as a result of (a) the execution and delivery of this Agreement and the other Loan Documents, the performance by the parties hereto and thereto of their respective Obligations hereunder and thereunder and consummation of the transactions contemplated hereby and thereby, (b) the use of proceeds of the Loan, or (c) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, including any such loss, claim, damage, liability or expense arising from the negligence (but not the gross negligence or willful misconduct), whether sole or concurrent, of any Indemnitee; with the foregoing Indemnity surviving satisfaction of all Obligations and the termination of this Agreement. All amounts due under this Section 5.21 shall be payable on written demand therefor.
5.22 Evidence of Compliance with Anti-Terrorism Laws.  Deliver to the Agent and any Lender any certification or other evidence requested from time to time by the Agent or such Lender, in their reasonable discretion, confirming compliance by each of the Borrowers with the provisions of any or all applicable Anti-Terrorism Laws.
5.23 Board and Management Meetings.  Hold (a) a meeting of the governing body (board of directors) of the relevant Borrower or its General Partner, as the case may be, at least quarterly and, in connection with each such meeting or any proposed action without a meeting, as the case may be, (i) provide to the Agent reasonable advance notice of the meeting or reasonable advance notice of any proposed action without a meeting, (ii) provide to the Agent, reasonably in advance of the meeting or proposed action without a meeting, copies of all written materials provided to the directors and (iii) so long as the Loan Balance exceeds $100,000 allow the Agent Observer to attend the meeting as a non-voting observer and (b) regular operations meetings of the management team of the relevant Borrower or its General Partner and special meetings of such management team at the reasonable request of the Agent.
5.24 Post-Closing Commitments.  As soon as is practical following the Closing, but no later than June 30, 2016 as to clause (d) and clause (e) of this Section 5.24 and notwithstanding any grace period applicable to this Section 5.24 pursuant to the provisions of Section 7.1, provide the following to the Agent:
(a) all of the Direction Letters, reflecting execution of each of such letters by the addressee thereof;

(b) to the extent not provided as of the Closing Date, certificates evidencing all Equity Interests of the relevant Borrower accompanied by a transfer power, in form acceptable to the Agent, executed in blank by the designated owner of each relevant certificate;
(c) one or more policies of title insurance, in an amount or amounts reasonably designated by the Agent, issued by Chicago Title, each covering the surface ownership of one or more tracts subject to the East LA PSA or the Sansinena PSA as to which MI acquired, on the Closing Date and after giving effect to the conveyance or conveyances by MI to Sunny Frog Oil, LLC pursuant to the Joint Acquisition Agreement, fee simple title;
(d) valid legal descriptions for all of the Oil and Gas Properties in the State of Colorado owned by any of the Borrowers; title materials in support of the ownership of such Oil and Gas Properties; and Security Documents necessary under the laws of the State of Colorado to establish a Lien in favor or for the benefit of the Agent against such Oil and Gas Properties; and
(e) a certificate of a Financial Officer or Responsible Officer of MOC, in form and substance reasonably satisfactory to the Agent, certifying that the accounts payable of the Borrowers or any of them listed on Schedule 5.24(e) have been paid in full and including supporting documentation reasonably satisfactory to the Agent.
ARTICLE VI

NEGATIVE COVENANTS
So long as any Obligation remains outstanding or unpaid, none of the Borrowers will:
6.1 Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, whether by way of loan or otherwise; provided, however, the foregoing restriction shall not apply to (a) the Obligations, (b) unsecured accounts payable incurred in the ordinary course of business, which are not unpaid in excess of 60 days beyond invoice date or are being contested in good faith and as to which such reserve as is required by GAAP has been made, (c) Indebtedness of any of the Borrowers at any time owing by the relevant Borrower under any of the Minimum Required Commodity Hedge Agreements or other Commodity Hedge Agreement with Approved Hedge Counterparties and approved by the Agent, (d) until repayment thereof and so long as such Indebtedness remains subject to the Subordination Agreement, the Equity Owner Indebtedness, (e) Indebtedness incurred with respect to all or a portion of the purchase price of Property acquired in the ordinary course of business not exceeding $500,000 in the aggregate for the Borrowers on a consolidated basis or, (1) other unsecured Indebtedness or Indebtedness secured by a Permitted Lien not exceeding, in the aggregate at any time, $250,000 for the Borrowers on a consolidated basis.
6.2 Contingent Obligations.  Create, incur, assume or suffer to exist any Contingent Obligation; provided, however, the foregoing restriction shall not apply to (a) performance guarantees, performance surety or other bonds or endorsements of items deposited for collection, in each case provided in the ordinary course of business or (b) trade credit incurred or operating leases entered into in the ordinary course of business.

6.3 Liens.  Create, incur, assume or suffer to exist any Lien on any of its Property, whether now owned or hereafter acquired; provided, however, the foregoing restriction shall not apply to Permitted Liens.
6.4 Sales of Assets.  Sell, transfer or otherwise dispose of, any of its Property, whether now owned or hereafter acquired, or enter into any agreement to do so; provided, however, the foregoing restriction shall not apply to (a) the sale of hydrocarbons or inventory in the ordinary course of business, provided that no contract for the sale of hydrocarbons shall obligate the relevant Borrower to deliver hydrocarbons produced from any of its Oil and Gas Properties at some future date without receiving full payment therefor within 60 days of delivery, (b) the sale or other disposition of Property destroyed, lost, worn out, damaged or having only salvage value or no longer used or useful in the business in which it is used, (c) the sale, transfer or other disposition of Property from any of the Borrowers to any other Borrower, or (d) sales or other dispositions of Property not constituting Collateral and not exceeding $200,000 in the aggregate, for the Borrowers on a consolidated basis, during any calendar year.
6.5 Leasebacks.  Enter into any agreement to sell or transfer any Property and thereafter rent or lease as lessee such Property or other Property intended for the same use or purpose as the Property sold or transferred.
6.6 Sale or Discount of Receivables.  Except to minimize losses on bona fide debts previously contracted, discount or sell with recourse, or sell for less than the greater of the face or market value thereof, any of its notes receivable or accounts receivable.
6.7 Loans or Advances.  Make or agree to make or allow to remain outstanding any loans or advances to any Person; provided, however, the foregoing restriction shall not apply to (a) advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business and on terms customary in the relevant industry, (b) loans or advances by the relevant Borrower to any of the other Borrowers or (c) other loans or advances not exceeding $250,000, in the aggregate for the Borrowers on a consolidated basis, at any time outstanding.
6.8 Investments.  Make or acquire Investments in, or purchase or otherwise acquire all or substantially all of the assets of, any Person; provided, however, the foregoing restriction shall not apply to (a) the purchase or acquisition of Oil and Gas Properties, pipelines and gathering systems or other Property related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America (including, the federal Outer Continental Shelf), (b) Investments in the form of (i) debt securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof, with maturities of no more than one year, (ii) commercial paper of a domestic issuer rated at the date of acquisition at least P-2 by Moody’s Investor Service, Inc. or A-2 by Standard & Poor’s Corporation and with maturities of no more than one year from the date of acquisition or (iii) repurchase agreements covering debt securities or commercial paper of the type permitted in this Section 6.8, (iii) certificates of deposit, demand deposits, eurodollar time deposits, overnight bank deposits and bankers’ acceptances, with maturities of no more than one year from the date of acquisition, issued by or acquired from or through any Lender or any bank or trust company organized under the laws of the United States of America or any state thereof and having capital surplus and undivided profits aggregating at least $100,000,000, (c) other short-term Investments similar in nature and degree of risk to those described in clause (b) of this proviso to this Section 6.8, (d) Investments in money-market funds sponsored or administered by Persons acceptable to the Agent and which funds invest in short-term Investments similar in nature and degree of risk to those described in clause (b) of this proviso to this Section 6.8, (e) evidences of loans or advances not prohibited by the provisions of Section 6.7, (f) Investments by any Borrower in or to any of the Borrowers, or (g) other Investments not exceeding $250,000 in the aggregate at any one time outstanding for the Borrowers on a consolidated basis.
6.9 Dividends and Distributions.  Declare, pay or make, whether in cash or Property of the relevant Borrower, any dividend or distribution on, or purchase redeem or otherwise acquire for value, any of its Equity Interests other than dividends and distributions paid (a) in additional shares of Equity Interests, so long as not having any mandatory redemption or coupon payable in cash, (b) pursuant to and in accordance with stock option plans or other benefit plans for management, employees or consultants of the relevant Borrower or (c) so long as no Default or Event of Default exists or would, or would reasonably be expected to, result in a Default or Event of Default, as Permitted Tax Distributions.
6.10 Issuance of Equity; Changes in Corporate Structure.  Issue or agree to issue any Equity Interests other than common Equity Interests; enter into any transaction of consolidation, merger or amalgamation; or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution).
6.11 Transactions with Affiliates.  Directly or indirectly, enter into any transaction (including the sale, lease or exchange of Property or the rendering of service) with any of its Affiliates (other than transactions entered into in the normal course of business between any of the Borrowers and any other Borrower not otherwise prohibited hereunder), other than upon fair and reasonable terms no less favorable than could be obtained in an arm’s length transaction with a Person which was not an Affiliate.
6.12 Lines of Business.  Engage in any line of business other than those in which the relevant Borrower is engaged as of the Closing Date.
6.13 Plan Obligation.  Assume or otherwise become subject to an obligation to contribute to or maintain any Plan or acquire any Person which has at any time had an obligation to contribute to or maintain any Plan.
6.14 Anti-Terrorism Laws.  Conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person; Deal in, or otherwise engage in any transaction relating to, any Property or interests in Property blocked pursuant to Executive Order No. 13224; Engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate (i) any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act or (ii) any prohibitions set forth in the rules or regulations issued by OFAC or any sanctions against targeted foreign countries, terrorism sponsoring organizations and international narcotics traffickers based on United States of America foreign policy.
6.15 Amendment of Material Contracts.  Amend, supplement, restate or otherwise modify, in any material respect, any material contract or agreement to which the relevant Borrower is a party, including the East LA PSA, the Sansinena PSA, the Joint Acquisition Agreement, the Development Plan, the East LA Operating Agreement and the Sansinena Operating Agreement except in satisfaction of the condition set forth in clause (1) of Article III or clause (o) of Article III, as the case may be.
6.16 Provisions of Commodity Hedge Agreements.  Enter into or maintain in effect any Commodity Hedge Agreement containing any provision obligating the relevant Borrower to provide to the relevant Approved Hedge Counterparty any collateral, margin, letter of credit or any other form of security or credit support for the obligations, contingent or otherwise, of the relevant Borrower thereunder; provided, however, the foregoing restriction shall not apply to Commodity Hedge Agreements under which a Lender is the counterparty.
6.17 Maintenance of Commodity Hedge Agreements.  Enter into any Commodity Hedge Agreement, whether with an Approved Hedge Counterparty or another Person, other than the Minimum Required Commodity Hedge Agreements or liquidate or terminate any of Minimum Required Commodity Hedge Agreements.
6.18 Deposit Accounts.  Establish or maintain funds on deposit in a deposit account with any financial institution other than (a) in a Lockbox Account, (b) in an Operating Account or (c) in other deposit accounts help only to maintain funds in suspense or royalties due to third-parties.
6.19 Development Plans.  Make any expenditure with respect to exploration or development activities with respect to the East LA Properties or the Sansinena Properties other than as contemplated in the Development Plan.
6.20 Payments on Subordinated Indebtedness.  Use proceeds of any Equity Raise (net of reasonable and customary transaction costs with respect to such Equity Raise) to make any payment of principal or interest of any Equity Owner Indebtedness.
6.21 Current Ratio.  Allow, as of the close of any calendar month, commencing with that ending June 30, 2016, the ratio of Current Assets to Current Liabilities to be less than 1.00 to 1.00.
6.22 PDP Reserves Coverage.  Allow, as of each of the dates indicated in the table below in this Section 6.22, (a) the positive difference of (i) the Loan Balance as of the relevant date minus (ii) the amount of the reserve, reflected in the books and records of the Borrowers as of the relevant date, for expenses reflected in the Development Plan and not yet incurred divided by (b) the sum of (i) the PDP Reserves PV-10 value (using Adjusted Strip Prices on the relevant date applied to the PDP Reserves of the Borrowers, on a consolidated basis, as reflected in the Reserve Report most recently provided to the Agent pursuant to the provisions of Section 5.4) plus (ii) $1,500,000 (being the assigned value of surface fee interests owned by the Borrowers, on a consolidated basis) to be more than the percentage indicated in the table below in this Section 6.22 for the relevant date:
Date	Percentage

November 30, 2016	90%
March 31, 2017	85%
July 31, 2017	75%
November 30, 2017	65%
March 31, 2018	60%

6.23 Proved Reserves Coverage.  Allow, as of November 30, 2016 and continuing on March 31, 2017, July 31, 2017, November 30, 2017 and March 31, 2018, the positive difference of (a) the Loan Balance as of the relevant date minus (b) the amount of the reserve, reflected in the books and records of the Borrowers as of the relevant date, for expenses reflected in the Development Plan and not yet incurred to be more than fifty percent (50%) of the sum of (a) the PV-10 Reserve Value of the Proved Reserves (using Adjusted Strip Prices on the relevant date applied to the Proved Reserves of the Borrowers, on a consolidated basis, as reflected in the Reserve Report most recently provided to the Agent pursuant to the provisions of Section 5.4), plus (b) $1,500,000.00 (being the assigned value of surface fee interests owned by the Borrowers, on a consolidated basis).
6.24 Capital Expenditures.  Make or commit or agree to make, in any quarter of any fiscal year of the Borrowers, Capital Expenditures that would cause Capital Expenditures made or committed or agreed to in the relevant quarter to exceed, by ten percent (10%) or more, the amount of Capital Expenditures to be made or committed or agreed to by the Borrowers in the aggregate for the relevant quarter reasonably approved or agreed to by the Agent by written notice to the Borrowers prior to the first day of the relevant quarter.
ARTICLE VII

EVENTS OF DEFAULT
7.1 Enumeration of Events of Default.  Any of the following events shall constitute an Event of Default:
(a) default shall be made in the payment when due of any installment of principal or interest under this Agreement or the Notes or in the payment when due of any fee or other sum payable under any Loan Document to which the relevant Borrower is a party and such default shall continue unremedied for five days;
(b) default shall be made by any of the Borrowers in the due observance or performance of any of its obligations under the Loan Documents to which the relevant Borrower is a party, and, as to compliance with the obligations of any of the Borrowers under Article V (other than Section 5.14), such default shall continue for ten days after the earlier of notice thereof to the relevant Borrower or Borrowers by the Agent or knowledge thereof by the relevant Borrower or any of the other Borrowers;

(c) any representation or warranty made by any of the Borrowers in any of the Loan Documents to which the relevant Borrower is a party proves to have been untrue in any material respect or any representation, statement (including Financial Statements), certificate or data furnished or made to the Agent or any Lender in connection herewith proves to have been untrue in any material respect as of the date the facts therein set forth were stated or certified;
(d) default shall be made by any of the Borrowers (as principal or guarantor or other surety) in the payment or performance of any bond, debenture, note or other Indebtedness in excess of $500,000 in the aggregate as to the relevant Borrower or under any credit agreement, loan agreement, indenture, promissory note or similar agreement or instrument executed in connection with any of the foregoing, and such default shall remain unremedied for in excess of the period of grace, if any, with respect thereto;
(e) the levy against any significant portion of the Property of any of the Borrowers, or any execution, garnishment, attachment, sequestration or other writ or similar proceeding in an amount in excess of $500,000 as to the relevant Borrower which is not permanently dismissed or discharged within 60 days after the levy;
(f) any of the Borrowers shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator of it or all or a substantial part of its assets, (ii) file a voluntary petition commencing an Insolvency Proceeding, (iii) make a general assignment for the benefit of creditors of all or substantially all of its assets, (iv) be unable, or admit in writing its inability, to pay its debts generally as they become due or (v) file an answer admitting the material allegations of a petition filed against it in any Insolvency Proceeding;
(g) an order, judgment or decree shall be entered against any of the Borrowers by any court of competent jurisdiction or by any other Governmental Authority, on the petition of a creditor or otherwise, granting relief in any Insolvency Proceeding or approving a petition seeking reorganization or an arrangement of its debts or appointing a receiver, trustee, conservator, custodian or liquidator of it or all or any substantial part of its assets, and such order, judgment or decree shall not be dismissed or stayed within 60 days;
(h) a final and non-appealable order, judgment or decree shall be entered against any of the Borrowers for money damages and/or Indebtedness due in an amount in excess of $1,000,000, and such order, judgment or decree shall not be dismissed or stayed within 60 days or is not fully covered by insurance;
(i) any charges are filed or any other action or proceeding is instituted by any Governmental Authority against any of the Borrowers under the Racketeering Influence and Corrupt Organizations Statute (18 U.S.C. §1961 et seq.), the result of which could be the forfeiture or transfer of any material Property of the relevant Borrower subject to a Lien in favor of the Agent without (i) satisfaction or provision for satisfaction of such Lien or (ii) such forfeiture or transfer of such Property being expressly made subject to such Lien;
(j) any of the Borrowers shall have (i) concealed, removed or diverted, or permitted to be concealed, removed or diverted, any part of its Property, with intent to hinder, delay or defraud its creditors or any of them, (ii) made or suffered a transfer of any of its

Property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law with intent to hinder, delay or defraud its creditors, (iii) made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid with intent to hinder, delay or defraud its creditors or (iv) shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its Property through legal proceedings or distraint which is not vacated within 60 days from the date thereof;
(k) any Security Document shall for any reason not, or cease to, create valid and perfected first-priority Liens against the Property of the Borrower which is a party thereto purportedly covered thereby, except to the extent permitted by this Agreement;
(l) any of the Borrowers contests in any manner the validity or enforceability of any provision of any Loan Document to which it is a party, or denies that it has any liability under any Loan Document to which it is a party;
(m) any of the Borrowers purports to revoke, terminate or rescind any Loan Document or any provision of any Loan Document; or
(n) any of the Borrowers shall make any payment on any Equity Owner Indebtedness in violation of the provisions of the Subordination Agreement.
7.2 Remedies.
(a) Upon the occurrence of an Event of Default specified in Section 7.1(f) or Section 7.1(g), immediately and without notice, all Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of protest, default or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by each of the Borrowers.
(b) Upon the occurrence of any Event of Default other than those specified in Section 7.1(e) or Section 7.1(f), the Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrowers, declare all Obligations immediately due and payable, without presentment, demand, protest, notice of protest, default or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by each of the Borrowers.
(c) Upon the occurrence of any Event of Default, the Lenders, with the oral consent of the Required Lenders (confirmed promptly in writing), and the Agent, in accordance with the terms hereof, may, in addition to the foregoing in this Section 7.2, exercise any or all of their rights and remedies provided by law or pursuant to the Loan Documents.
(d) Should the Obligations under the Loan Documents become immediately due and payable in accordance with any of the preceding subsections of this Section 7.2, the Agent shall be entitled to proceed against the Collateral.

(e) Proceeds received by the Agent from realization against the Collateral and any other funds received by the Agent from any of the Borrowers when an Event of Default has occurred and is continuing shall be applied (i) first, to fees and expenses due pursuant to the terms of this Agreement, any other Loan Document or any Commodity Hedge Agreement with a Lender, (ii) second, to accrued interest on the Obligations under the Loan Documents or any Commodity Hedge Agreement with a Lender and (iii) third, to the Loan Balance and any other Obligations then due and payable, pro rata in accordance with the ratio of the Loan Balance or such other Obligations, as the case may be, to the sum of the Loan Balance and such other Obligations. Notwithstanding the foregoing, amounts received from any of the Borrowers that is not an Eligible Contract Participant shall not be applied to any Excluded Swap Obligations owing to a Lender (it being understood, that in the event any amount is applied to the Obligations other than Excluded Swap Obligations as a result of this sentence, the Agent shall make such adjustments as it determines are appropriate pursuant to this sentence, from amounts received from Eligible Contract Participants to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to the Obligations described in the preceding sentence of this subsection (e) of this Section 7.2 by Lenders that are the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to the preceding sentence of this subsection (e) of this Section 7.2.
ARTICLE VIII

THE AGENT
8.1 Appointment.  Each Lender hereby designates and appoints the Agent as the agent of such Lender under this Agreement and the other Loan Documents to which the Agent is a party or under which the Agent is granted any right or remedy. Each Lender authorizes the Agent, as the agent for such Lender, to take such action on behalf of such Lender under the provisions of this Agreement and the other Loan Documents to which the Agent is a party or under which the Agent is granted any right or remedy and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents to which the Agent is a party or under which the Agent is granted any right or remedy, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or in any other Loan Document to which the Agent is a party or under which the Agent is granted any right or remedy, the Agent shall not have any duties or responsibilities except those expressly set forth herein or in any other Loan Document to which the Agent is a party or under which the Agent is granted any right or remedy or any fiduciary relationship with any Lender; and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Agent shall be read into this Agreement or any other Loan Document to which the Agent is a party or under which the Agent is granted any right or remedy or otherwise exist against the Agent.
8.2 Delegation of Duties.  The Agent may execute any of its duties under this Agreement and the other Loan Documents to which the Agent is a party or under which the Agent is granted any right or remedy by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible to any Lender for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.3 Exculpatory Provisions.  Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) required to initiate or conduct any litigation or collection proceedings hereunder, except with the concurrence of the Required Lenders and contribution by each Lender of its Percentage Share of costs reasonably expected by the Agent to be incurred in connection therewith, (b) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document to which the Agent is a party or under which the Agent is granted any right or remedy (except for gross negligence or willful misconduct of the Agent or such Person) or (c) responsible in any manner to any Lender for any recitals, statements, representations or warranties made by any of the Borrowers or any Responsible Officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document to which the Agent is a party or under which the Agent is granted any right or remedy, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document to which the Agent is a party or under which the Agent is granted any right or remedy or for any failure of any of the Borrowers to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document to which the Agent is a party or under which the Agent is granted any right or remedy, or to inspect the Properties, books or records of any of the Borrowers.
8.4 Reliance by Agent.  The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless and until a written notice of assignment, negotiation or transfer thereof shall have been received by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document to which the Agent is a party or under which the Agent is granted any right or remedy unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and contribution by each Lender of its Percentage Share of costs reasonably expected by the Agent to be incurred in connection therewith. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents to which the Agent is a party or under which the Agent is granted any right or remedy in accordance with a request of the Required Lenders. Such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Notes. In no event shall the Agent be required to take any action that exposes the Agent to liability or that is contrary to any Loan Document to which the Agent is a party or under which the Agent is granted any right or remedy or applicable Requirement of Law.
8.5 Notice of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent has received notice from a Lender or any of the Borrowers referring to this Agreement, describing such Default or Event of

Default and stating that such notice is a “notice of default.” In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such directions, subject to the provisions of Section 7.2, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders. In the event that the officer of the Agent primarily responsible for the lending relationship with the Borrowers or any responsible Officer of any Lender primarily responsible for the lending relationship with the Borrowers becomes aware that a Default or Event of Default has occurred and is continuing, the Agent or such Lender, as the case may be, shall use its good faith efforts to inform the other Lenders and/or the Agent, as the case may be, promptly of such occurrence. Notwithstanding the preceding sentence, failure to comply with the preceding sentence shall not result in any liability to the Agent or any Lender.
8.6 Non-Reliance on Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Agent nor any other Lender nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representation or warranty to such Lender and that no act by the Agent or any other Lender hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent or any Lender to any other Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, condition (financial and otherwise) and creditworthiness of the Borrowers and the value of the Properties of the Borrowers and has made its own decision to enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, condition (financial and otherwise) and creditworthiness of the Borrowers and the value of the Properties of the Borrowers. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial and otherwise) or creditworthiness of the Borrowers or the value of the Properties of the Borrowers which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.
8.7 Indemnification.  Each Lender agrees to indemnify the Agent and its officers, directors, employees, agents, attorneys-in-fact and Affiliates (to the extent not reimbursed by any of the Borrowers and any one or more of them and without limiting the obligation of any of the Borrowers to do so), ratably according to the percentage share of such Lender, from and against any and all liabilities, claims, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including any time following the payment and performance of all

Obligations and the termination of this Agreement) be imposed on, incurred by or asserted against the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates in any way relating to or arising out of this Agreement or any other Loan Document, or any other document contemplated or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates under or in connection with any of the foregoing, including any liabilities, claims, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements imposed, incurred or asserted as a result of the negligence, whether sole or concurrent, of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates. The agreements in this Section 8.7 shall survive the payment and performance of all Obligations and the termination of this Agreement.
8.8 Restitution.  Should the right of the Agent or any Lender to realize funds with respect to the Obligations be challenged and any application of such funds to the Obligations be reversed, whether by Governmental Authority or otherwise, or should the Borrower otherwise be entitled to a refund or return of funds distributed to the Lenders in connection with the Obligations, the Agent or such Lender, as the case may be, shall promptly notify the Lenders of such fact. Not later than Noon, Eastern Standard or Eastern Daylight Savings Time, as the case may be, of the Business Day following such notice, each Lender shall pay to the Agent an amount equal to the ratable share of such Lender of the funds required to be returned to the Borrower entitled to such funds.. The ratable share of each Lender shall be determined on the basis of the percentage of the payment all or a portion of which is required to be refunded originally distributed to such Lender, if such percentage can be determined, or, if such percentage cannot be determined, on the basis of the Percentage Share of such Lender. The Agent shall forward such funds to the relevant Borrower or to the Lender required to return such funds. If any such amount due to the Agent is made available by any Lender after Noon, Eastern Standard or Eastern Daylight Savings Time, as the case may be, of the Business Day following such notice, such Lender shall pay to the Agent (or the Lender required to return funds to the relevant Borrower, as the case may be) for its own account interest on such amount at a rate equal to the Federal Funds Rate for the period from and including the date on which restitution to the relevant Borrower is made by the Agent (or the Lender required to return funds to the relevant Borrower, as the case may be) to but not including the date on which such Lender failing to timely forward its share of funds required to be returned to the relevant Borrower shall have made its ratable share of such funds available.
8.9 Agent in Its Individual Capacity.  Lender serving as the Agent hereunder and its Affiliates may make loans to, accept deposits from, and generally engage in any kind of business with the Borrowers or any of them as though such Lender were not the agent hereunder. With respect to any Note issued to the Lender serving as the agent, such Lender shall have the same rights and powers under this Agreement as a Lender and may exercise such rights and powers as though it were not the agent hereunder. The terms “Lender” and “Lenders” shall include the Agent in its individual capacity as a Lender.
8.10 Successor Agent.  The Agent may resign as Agent upon ten days’ notice to the Lenders and the Borrowers. If the Agent shall resign as Agent under this Agreement and the other Loan Documents, Lenders for which the Percentage Shares aggregate in excess of fifty percent (50%) shall appoint from among the Lenders or Affiliates of Lender a successor agent for the Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent. The term “Agent” shall mean such successor agent effective upon its appointment. The rights, powers and duties of the former Agent as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Notes. After the removal or resignation of any Agent hereunder as Agent, the provisions of this Article VIII and those of any Section of this Agreement relating to the Agent, including Section 5.16, Section 5.17, Section 5.21, Section 5.22 and Section 8.7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.
8.11 Applicable Parties.  The provisions of this Article VIII are solely for the benefit of the Agent and the Lenders, and none of the Borrowers shall not have any rights as a third party beneficiary or otherwise under any of the provisions of this Article VIII. In performing functions and duties hereunder and under the other Loan Documents, the Agent shall act solely as the agent of the Lenders and does not assume, nor shall it be deemed to have assumed, any obligation or relationship of trust or agency with or for any of the Borrowers or any legal representative, successor or assign of any of the Borrowers.
8.12 Releases.  Each Lender hereby authorizes the Agent to release any Collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender hereby authorizes the Agent to execute and deliver to the Borrowers or any of them, at the sole cost and expense of the Borrowers, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by any of the Borrowers in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of the Loan Documents.
8.13 Subordination Agreement.  Each Lender hereby authorizes the Agent to execute the Subordination Agreement and, upon execution thereof by the Agent, agrees to be bound by the provisions thereof as if it were a signatory party thereto.
ARTICLE IX

MISCELLANEOUS
9.1 Assignments; Participations.
(a) None of the Borrowers may assign any of its rights or obligations under any Loan Document without the prior written consent of the Agent and the Lenders.
(b) With the consent of the Agent and, so long as there exists no Default or Event of Default, the Borrowers (which shall not be unreasonably withheld in either case), any

Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement pursuant to an Assignment Agreement. Any such assignment shall be in the amount of at least $1,000,000 (or any whole multiple of $1,000,000 in excess thereof), unless the relevant assignment is to an affiliate of the assigning Lender or is an assignment of the entire Commitment of the assigning Lender. The assignee shall pay to the Agent, if requested by the Agent, a transfer fee in the amount of $3,500 for each such assignment. Any such assignment shall become effective upon the execution and delivery to the Agent of the Assignment Agreement and the consent of the Agent. Promptly following receipt of an executed Assignment Agreement, the Agent shall send to the Borrowers a copy of such executed Assignment Agreement. Promptly following receipt of such executed Assignment Agreement, the Borrowers shall execute and deliver, at their own expense, new Notes to the assignee and, if applicable, the assignor, in accordance with their respective interests, whereupon the prior Notes of the assignor and, if applicable, the assignee, shall be canceled and returned to the Borrowers. Upon the effectiveness of any assignment pursuant to this Section 9.1(b), the assignee will become a “Lender,” if not already a “Lender,” for all purposes of the Loan Documents, and the assignor shall be relieved of its obligations hereunder to the extent of such assignment. If the assignor no longer holds any rights or obligations under this Agreement, such assignor shall cease to be a “Lender” hereunder, except that its rights under Section 5.17, Section 5.21, Section 5.22 and Section 8.7, shall not be affected. On the last Business Day of each month during which an assignment has become effective pursuant to this Section 9.1(b), the Agent shall prepare a new Schedule 1.2 giving effect to all such assignments effected during such month and will promptly provide a copy thereof to the Borrowers and each Lender.
(c) Each Lender may transfer, grant or assign participations in all or any portion of its interests hereunder to any Person pursuant to this Section 9.1(c), provided that such Lender shall remain a “Lender” for all purposes of this Agreement and the Transferee of such participation shall not constitute a “Lender” hereunder. In the case of any such participation, the participant shall not have any rights under any Loan Document, the rights of the participant in respect of such participation to be against the granting Lender as set forth in the agreement with such Lender creating such participation, and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation. Each agreement creating a participation must include an agreement by the participant to be bound by the provisions of Section 8.3, Section 8.6 and Section 8.7.
(d) The Lenders may furnish any information concerning the Borrowers or any of them in the possession of the Lenders from time to time to assignees and participants and prospective assignees and participants.
(e) Notwithstanding anything in this Section 9.1 to the contrary, any Lender which is a national or state bank may assign and pledge all or any of its Notes or any interest therein to any Federal Reserve Bank or the Department of the Treasury of the United States of America as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve System and/or such Federal Reserve Bank. No such assignment or pledge shall release the assigning or pledging Lender from its obligations hereunder.

(f) Notwithstanding any other provisions of this Section 9.1, no transfer or assignment of the interests or obligations of any Lender or grant of participations therein shall be permitted if such transfer, assignment or grant would require any of the Borrowers to file a registration statement with the Securities and Exchange Commission or any successor Governmental Authority or qualify the Loans under the “Blue Sky” laws of any state.
9.2 Survival of Representations, Warranties, and Covenants.  All representations and warranties of any of the Borrowers and all covenants and agreements herein made by any of the Borrowers shall survive the execution and delivery of the Notes and shall remain in force and effect so long as any Obligation is outstanding.
9.3 Notices and Other Communications.  Except as to oral notices expressly authorized herein, if any, which oral notices shall be promptly confirmed in writing, all notices, requests and communications hereunder shall be in writing (including by facsimile or electronic mail). Unless otherwise expressly provided herein, any such notice, request, demand or other communication shall be deemed to have been duly given or made when delivered personally, or, in the case of delivery by mail, when deposited in the mail, certified mail with return receipt requested, postage prepaid, in the case of facsimile notice, when receipt thereof is acknowledged orally or by written confirmation report or, in the case of electronic mail, when sent and no undeliverable notification is received, addressed as follows:
(a) if to the Agent, to:
   Arena Limited SPV, LLC
   405 Lexington Avenue
   59th Floor
   New York, New York 10174
   Attention:  Greg White
   E-mail:  gwhite@arenaco.com
With a copy to:

   assetmanagement arenaco.com
(b) if to any Lender, to the address, including facsimile number, of such Lender reflected on Schedule 1.2 or any replacement thereof.
(c) if to any of the Borrowers, to:
   104 West Anapamu, Suite C
   Santa Barbara, California 93101
   Attention:  Johnny W. Jordan
   Facsimile:  (805) 884-9600
   E-mail:  jjordan@matrixoil.com
Any party may, by proper written notice hereunder to the others, change the individuals or addresses to which such notices to it shall thereafter be sent.

9.4 Parties in Interest.  Subject to the restrictions on changes in structure set forth in Section 6.10 and other applicable restrictions contained herein, all covenants and agreements herein contained by or on behalf of any of the Borrowers, the Agent or the Lenders shall be binding upon and inure to the benefit of the relevant Borrower, the Agent or the Lenders, as the case may be, and their respective legal representatives, successors and assigns.
9.5 Rights of Third Parties.  Except as provided in Section 9.5, all provisions herein are imposed solely and exclusively for the benefit of the Agent, the Lenders and the Borrowers and no other Person shall have any right, benefit, priority or interest hereunder or as a result hereof or have standing to require satisfaction of provisions hereof in accordance with their terms.
9.6 Renewals; Extensions.  All provisions of this Agreement relating to the Notes shall apply with equal force and effect to each promissory note hereafter executed which in whole or in part represents a renewal or extension of any part of the Indebtedness of the Borrowers under this Agreement, the Notes or any other Loan Document.
9.7 No Waiver; Rights Cumulative.  No course of dealing on the part of the Agent or the Lenders or their officers or employees, nor any failure or delay by the Agent or the Lenders with respect to exercising any of their rights under any Loan Document shall operate as a waiver thereof. The rights of the Agent and the Lenders under the Loan Documents shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise of any other right. The making of the Loan shall not constitute a waiver of any of the covenants, warranties or conditions of any of the Borrowers contained herein. In the event any of the Borrower is unable to satisfy any such covenant, warranty or condition, the making of the Loan shall not have the effect of precluding the Agent or the Lenders from thereafter declaring such inability to be an Event of Default as hereinabove provided.
9.8 Survival Upon Unenforceability.  In the event any one or more of the provisions contained in any of the Loan Documents or in any other instrument referred to herein or executed in connection with the Obligations shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any of any Loan Document or of any other instrument referred to herein or executed in connection with such Obligations.
9.9 Amendments; Waivers.  Neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the amendment, waiver, discharge or termination is sought. Subject to the preceding sentence, any provision of this Agreement or any other Loan Document may be amended or modified by the Borrower and the Required Lenders or waived by the Required Lenders; provided that, notwithstanding any provision of this Agreement to the contrary, (a) no amendment, modification or waiver which extends the Maturity Date, forgives the principal amount of any Indebtedness of the Borrowers outstanding under this Agreement or interest thereon or fees owing under this Agreement, releases any guarantor of such Indebtedness, releases all or substantially all of the Property of the Borrowers subject to the Security Documents, reduces the interest rate applicable to the Loan Balance or the fees payable to the Lenders generally, affects this Section 9.9 or modifies the definition of “Required

Lenders” shall be effective without the unanimous consent of all Lenders; (b) no amendment, modification or waiver which increases the Percentage Share of any Lender shall be effective without the consent of such Lender; and (c) no amendment, modification or waiver which modifies the rights, duties or obligations of the Agent shall be effective without the consent of the Agent.
9.10 Controlling Agreement.  In the event of a conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control.
9.11 Disposition of Collateral.  Notwithstanding any term or provision, express or implied, in any of the Security Documents, the realization, liquidation, foreclosure or any other disposition on or of any or all of the Property of any of the Borrowers subject to the Security Documents shall be in the order and manner and determined in the sole discretion of the Agent; provided, however, that in no event shall the Agent violate applicable law or exercise rights and remedies other than those provided in such Security Documents or otherwise existing at law or in equity.
9.12 Governing Law.  This Agreement and the Notes shall be deemed to be contracts made under and shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to principles thereof relating to conflicts of law.
9.13 Dispute Resolution.  This Section 9.13 contains a jury waiver, a class action waiver and an arbitration provision. Read carefully.
(a) This dispute resolution provision shall supersede and replace any prior “Jury Waiver,” “Judicial Reference,” “Class Action Waiver,” “Arbitration,” “Dispute Resolution” or similar alternative dispute agreement or provision between or among the parties hereto relating to the transaction which is the subject of this Agreement.
(b) To the extent permitted by applicable law, each party hereto hereby knowingly, voluntarily, intentionally, irrevocably and unconditionally waives its rights to a trial before a jury in connection with any claim, dispute or controversy with respect to this Agreement or any other Loan Document (each of the foregoing, a “Dispute”), and, except as provided below in this Section 9.13, disputes shall be resolved by a judge sitting without a jury. If a court determines that this provision is not enforceable for any reason and at any time prior to trial of the Dispute, but not later than 30 days after entry of the order determining this provision is unenforceable, any party hereto shall be entitled to move the court for an order compelling arbitration and staying or dismissing such litigation pending arbitration (an “Arbitration Order”). If permitted by applicable law, each Party also waives the right to litigate in court or an arbitration proceeding any dispute as a class action, either as a member of a class or as a representative, or to act as a private attorney general.
(c) If a Dispute arises, and only if a jury trial waiver is not permitted by applicable law or ruling by a court, any party may require that the Dispute be resolved by binding arbitration before a single arbitrator. By agreeing to arbitrate a Dispute, each Party hereto gives up any right that Party may have to a jury trial as well as other rights that Party would have in court that are not available or are more limited in arbitration, such as the rights to discovery and to appeal.
Arbitration shall be commenced by filing a petition with, and in accordance with the applicable arbitration rules of, the AAA (the “Administrator”) as selected by the initiating party. If the parties to the Dispute agree, arbitration may be commenced by appointment of a licensed attorney who is selected by the parties to the Dispute and who agrees to conduct the arbitration without an Administrator. Disputes include matters (i) relating to a deposit account, application for or denial of credit, enforcement of any of the obligations any party hereto has to any of the other parties hereto, compliance with applicable laws and/or regulations, performance of services provided under any agreement by any party hereto, (ii) based on or arising from an alleged tort or (iii) involving any party’s employees, agents, affiliates or assigns, Disputes do not, however, include the validity, enforceability, meaning or scope of this arbitration provision and such matters may be determined only by a court. If a third party is a party to a Dispute, each party hereto consents to including the third party in the arbitration proceeding for resolving the Dispute with the third party. Venue for the arbitration proceeding shall be at a location determined by mutual agreement of the parties thereto or, absent such an agreement, in the city and state where the Agent is headquartered.
If a court issues an Arbitration Order, all parties to the Dispute that did not seek the Arbitration Order shall commence arbitration. The party hereto that sought the Arbitration Order may commence arbitration, but shall have no obligation to do so, and shall not in any way be adversely prejudiced by initiating or participating in litigation or electing not to commence arbitration. The arbitrator shall (i) hear and rule on appropriate dispositive motions for judgment on the pleadings, for failure to state a claim or for full or partial summary judgment, (ii) render a decision and any award applying applicable law, (iii) give effect to any limitations period in determining any Dispute or defense, (iv) enforce the doctrines of compulsory counterclaim, res judicata and collateral estoppel, if applicable, (v) with regard to motions and the arbitration hearing, apply rules of evidence governing civil cases and (vi) apply the law of the state specified in the agreement giving rise to the Dispute. Filing of a petition for arbitration shall not prevent any party from (i) seeking and obtaining from a court of competent jurisdiction (notwithstanding ongoing arbitration) provisional or ancillary remedies, including injunctive relief, property preservation orders, foreclosure, eviction, attachment, replevin, garnishment and/or the appointment of a receiver, (ii) pursuing non-judicial foreclosure or (iii) availing itself of any self-help remedies, such as setoff and repossession. The exercise of such rights shall not constitute a waiver of the right to submit any Dispute to arbitration.
Judgment upon an arbitration award may be entered in any court having jurisdiction, except that, if the arbitration award exceeds $4,000,000, any party to the relevant Dispute shall be entitled to a de novo appeal of the award before a panel of three arbitrators. To allow for such appeal, if the award (including the Administrator’s, the arbitrator’s and attorney’s fees and costs) exceeds $4,000,000, the arbitrator will issue a written, reasoned decision supporting the award, including a statement of authority and its application to the Dispute. A request for de novo appeal must be filed with the arbitrator within 30 days following the date of the arbitration award. If such a request is not made within that time period, the arbitration decision shall become final and binding. On appeal, the arbitrators shall review the award de novo, meaning that they shall reach their own findings of fact and conclusions of law, rather than deferring in any manner to the original arbitrator. Appeal of an arbitration award shall be pursuant to the rules of the Administrator or, if the Administrator has no such rules, then the AAA arbitration appellate rules shall apply.
Arbitration under this provision concerns a transaction involving interstate commerce and shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. This arbitration provision shall survive any termination, amendment or expiration of this Agreement. If the terms of this provision vary from the Administrator’s rules, this arbitration provision shall control.
(d) Each party hereto (i) certifies that no one has represented to such party that any other party would not seek to enforce jury and class action waivers in the event of suit, and (ii) acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waivers, agreements and certifications in this Section 9.13.
The Borrower hereby knowingly, voluntarily, intentionally, irrevocably and unconditionally waives all rights to trial by jury in any action, suit, proceeding, counterclaim or other litigation that relates to or arises out of this Agreement or any other Loan Document or the acts or omissions of the Agent or any Lender in the enforcement of any of the terms or provisions of this Agreement or any other Loan Document or otherwise with respect thereto. The provisions of this Section 9.13 are a material inducement for the Agent and each of the Lenders to enter into this Agreement.
9.14 Jurisdiction and Venue.  All actions or proceedings with respect to, arising directly or indirectly in connection with, out of, related to or from this Agreement or any other Loan Document may be litigated, at the sole discretion and election of the Agent, in courts having situs in New York, New York County, New York. In such regard, each of the Borrowers hereby submits to the jurisdiction of any local, state or federal court located in New York, New York County, New York, and hereby waives any rights it may have to transfer or change the jurisdiction or venue of any litigation brought against it by the Agent or any Lender in accordance with this Section 9.14.
9.15 Integration.  This Agreement and the other Loan Documents constitute the entire agreement among the Parties hereto and thereto with respect to the subject hereof and thereof and shall supersede any prior agreement among the Parties hereto and thereto, whether written or oral, relating to the subject matter hereof and thereof, including any term sheet or summary of principal terms provided to the Borrowers or any of them by Arena Investors, LP, the Agent or any Lender. Furthermore, in this regard, this Agreement and the other written Loan Documents represent, collectively, the final agreement among the parties thereto and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of such parties. There are no unwritten oral agreements among such parties.

9.16 Waiver of Punitive and Consequential Damages.  Each of the Borrowers, the Agent and the Lenders hereby knowingly, voluntarily, intentionally and irrevocably (a) waives, to the maximum extent it may lawfully and effectively do so, any right it may have to claim or recover, in any dispute based hereon or directly or indirectly at any time arising out of, under or in connection with the Loan Documents or any transaction contemplated thereby or associated therewith, before or after maturity, any special, exemplary, punitive or consequential damages, or damages other than, or in addition to, actual damages and (b) acknowledges that it has been induced to enter into this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby by, among other things, the mutual waivers and certifications contained in this Section 9.16.
9.17 Counterparts.  For the convenience of the parties, this Agreement may be executed in multiple counterparts and by different parties hereto in separate counterparts, each of which for all purposes shall be deemed to be an original, and all such counterparts shall together constitute but one and the same Agreement. In this regard, each of the parties hereto acknowledges that a counterpart of this Agreement containing a set of counterpart execution pages reflecting the execution of each party hereto shall be sufficient to reflect the execution of this Agreement by each party hereto.
9.18 USA Patriot Act Notice.  Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each of the Borrowers, which information includes the name and address of the relevant Borrower and other information that will allow such Lender or the Agent, as applicable, to identify each of the Borrowers in accordance with the USA Patriot Act.
9.19 Tax Shelter Regulations.  None of the Borrowers intends to treat the Loan and related transactions hereunder and under the other Loan Documents as a “reportable transaction” (within the meanings under current Treasury Regulation Section 1.6011-4 and Proposed Treasury Regulation Section 1.6011-4, promulgated on November 1, 2006). In the event any of the Borrowers determines to take any action inconsistent with the foregoing statement, it will promptly notify the Agent thereof. If any of the Borrowers so notifies the Agent, each of the Borrowers acknowledge that one or more of the Lenders may treat its Percentage Share of the Loan and the related transactions hereunder and under the other Loan Documents as part of a transaction that is subject to current Treasury Regulation Section 301.6112-1 or Proposed Treasury Regulation Section 301.6112-1, promulgated on November 1, 2006, and, in such case, such Lender or Lenders, as applicable, will maintain the lists and other records required, if any, by such Treasury Regulations.
9.20 Contribution and Indemnification.  In the event that any of the Borrowers pays (whether through direct payments or as a result of providing Collateral for the Obligations) any amounts on the Obligations in excess of the relevant Borrower’s Obtained Benefit (the “Excess Payments”), the relevant Borrower shall be entitled to make demand on the other Borrowers for such Excess Payments, and to receive from each other Borrower that received an Obtained Benefit, such Borrower’s Contribution Percentage of the Excess Payment. If any party obligated to make such a payment is unable to pay the Contribution Percentage of the Excess Payment, each other Borrower agrees to make a contribution to the party entitled to such payment to the extent necessary so that each Borrower shares equally the liability for such Excess Payment in relation to the relative Obtained Benefit received by such Borrower. In such regard, to the maximum extent permitted by law, each Borrower shall indemnify, defend and hold harmless the other Borrowers from and against such Borrower’s contribution percentage of any and all liability, claims, costs and expenses (including reasonable attorneys’ fees and expenses) arising with respect to the Obligations and exceeding such other Borrower’s obtained benefit as provided herein. Any amount due under this Section 9.20 shall be due and payable within ten days of demand therefor by the party entitled to payment and shall be made to the party entitled thereto at the address for notices to the Borrowers under this Agreement, in immediately available funds, not later than 2:00 p.m., Pacific Standard or Daylight Time, on the date on which such payment shall come due. The remedies available to any of the Borrowers pursuant to the provisions of this Section 9.20 are not exclusive. All rights and claims of contribution, indemnification and reimbursement under this Section 9.20 shall be subordinate in right of payment to the prior payment in full of all principal of and interest on the Loan and all fees payable hereunder. The provisions of this Section 9.20 shall, to the extent expressly inconsistent with any provision in any Loan Document, supersede such inconsistent provision.
9.21 Confidentiality.  Each of the Agent and the Lenders agrees to maintain the confidentiality of all Confidential Information, except that Confidential Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential and the disclosing party will be responsible for any unpermitted disclosures by the receiving party), (b) to the extent requested by any governmental regulatory authority, (c) to the extent required by applicable Requirements of Law or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or any other Loan Document, (i) subject to an agreement containing provisions substantially the same as those of this Section 9.21 (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential and the disclosing party will be responsible for any unpermitted disclosures by the receiving party), to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Commodity Hedge Agreement relating to any of the Borrowers and its obligations, (g) with the consent of the relevant Borrower or (h) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section 9.21  or (ii) becomes available to the Agent or any Lender on a nonconfidential basis from a source not known by such Person to be bound by confidentiality obligations. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section 9.21 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.
(Signatures appear on following pages)

IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.
BORROWERS:

MATRIX OIL CORPORATION

By:
 Johnny W. Jordan
 President

MATRIX PIPELINE L.P.

By: Matrix Oil Corporation,
       its general partner

 By:
 Johnny W. Jordan
 President

MATRIX OIL MANAGEMENT CORPORATION

By:
 Johnny W. Jordan
 Vice President

MATRIX LAS CIENEGAS LIMITED PARTNERSHIP

By: Matrix Oil Management Corporation,
       its general partner

 By:
 Johnny W. Jordan
 Vice President
(Signatures continue on following pages)

(Signature Page to Term Loan Agreement)

MATRIX INVESTMENTS, L.P.

By: Matrix Oil Management Corporation,
       its general partner

 By:
 Johnny W. Jordan
 Vice President

MATRIX PERMIAN INVESTMENTS, LP

By: Matrix Oil Management Corporation,
       its general partners

 By:
 Johnny W. Jordan
 Voce President

MATRIX ROYALTY, LP

By: Matrix Oil Management Corporation,
       its general partner

 By:
 Johnny W. Jordan
 Vice President

(Signatures continue on following pages)

(Signature Page to Term Loan Agreement)

AGENT:

ARENA LIMITED SPV, LLC
as Agent

By:
Name:
Title:

LENDER:

ARENA LIMITED SPV, LLC

By:
Name:
Title:

Applicable Lending Office:

405 Lexington Avenue
59th Floor
 New York, New York 10174

(Signatures continue on following pages)

(Signature Page to Term Loan Agreement)

LENDER:

CARGILL, INCORPORATED

By:
Name:
Title:

Applicable Lending Office:

(Signature Page to Term Loan Agreement)

Schedule 1.2A
DEVELOPMENT PLAN
(See following page)

S-1.2A-i

DEVELOPMENT PLAN

	Well Name	Objective	Estimated Start Date (Month)	Net Budgeted Costs
1	3B38	RTP – Stuck	Jun-2016	$50,000
2	8B16	RTP – Bad Tail Bearing	Jun-2016	$12,500
3	3B45	RTP – HIT	Jun-2016	$25,000
4	5B71	RTP – Bad Pump	Jun-2016	$10,000
5	9A12	RTP – TBD	Jun-2016	$25,000
6	Sansi Recompletion #1	Perf 350' (Ave) and Water Pack (Sand Control)	Jun-2016	$10,000
7	Sansi Recompletion #2	Perf 350' (Ave) and Water Pack (Sand Control)	Jun-2016	$40,000
8	Sansi Recompletion #3	Perf 350' (Ave) and Water Pack (Sand Control)	Jun-2016	$40,000
9	Sansi Recompletion #4	Perf 350' (Ave) and Water Pack (Sand Control)	Jul-2016	$40,000
10	Sansi Recompletion #5	Perf 350' (Ave) and Water Pack (Sand Control)	Aug-2016	$40,000
11	Sansi Recompletion #6	Perf 350' (Ave) and Water Pack (Sand Control)	Aug-2016	$40,000
12	Sansi Recompletion #7	Perf 350' (Ave) and Water Pack (Sand Control)	Sep-2016	$40,000
13	Sansi Recompletion #8	Perf 350' (Ave) and Water Pack (Sand Control)	Sep-2016	$40,000
14	Sansi Recompletion #9	Perf 350' (Ave) and Water Pack (Sand Control)	Oct-2016	$40,000
15	Sansi Recompletion #10	Perf 350' (Ave) and Water Pack (Sand Control)	Oct-2016	$40,000
16	Sansi Recompletion #11	Perf 350' (Ave) and Water Pack (Sand Control)	Nov-2016	$40,000
17	Sansi Recompletion #12	Perf 350' (Ave) and Water Pack (Sand Control)	Nov-2016	$40,000
18	Sansi Recompletion #13	Perf 350' (Ave) and Water Pack (Sand Control)	Dec-2016	$40,000
19	Sansi Recompletion #14	Perf 350' (Ave) and Water Pack (Sand Control)	Dec-2016	$40,000
20	Sansinena PUD #1	Redrill	Sep-2016	$750,000
21	Sansinena PUD #2	Redrill	Oct-2016	$750,000
				$2,182,500

S-1.2A-ii

Schedule 1.2B
PERCENTAGE SHARES
Name/Address of Lender	Percentage Share

Arena Limited SPV, LLC 405 Lexington Avenue 59th Floor New York, New York 10174 Attn: Greg White E-mail: gwhite@arenaco.com	99.1667%

Cargill, Incorporated 9350 Excelsior Boulevard Mailstop #150 Hopkins, Minnesota 55343 Attn: Tyler R> Smith E-mail: tyler_smith_1@cargill.com	0.8333%
`
100.0000%

S-1.2B

Schedule 4.9
LIABILITIES AND LITIGATION
Liabilities:
None.
Litigation:
None.
S-4.9

Schedule 4.17
REFUNDS
None.

S-4.17

Schedule 4.18
GAS CONTRACTS
None.

S-4.18

Schedule 4.22
SUBSIDIARIES
Subsidiaries of MATRIX OIL CORPORATION
MATRIX PIPELINE LP
Subsidiaries of Matrix Oil Management Corporation
MATRIX LAS CIENEGAS LIMITED PARTNERSHIP
Matrix Investments, L.P.
Matrix Permian Investments, L.P.
Matrix Royalty, LP

S-4.22

Schedule 4.24
IDENTIFICATION NUMBERS
Entity	Employer I.D. No.	Organization No./State

MATRIX OIL CORPORATION MATRIX PIPELINE LP Matrix Oil Management Corporation MATRIX LAS CIENEGAS LIMITED PARTNERSHIP Matrix Investments, L.P. Matrix Permian Investments, LP Matrix Royalty	77-0548799 74-3015326 74-3015324 74-3015325 20-1569728 45-2646029 46-1310489	C2249057 (California) 20012530006 (California) C2359226 (California) 200126100002 (California) 200418000020 (California) 801443425 (Texas) 801620782 (Texas)

S-4.24

Schedule 5.24(e)
CERTAIN ACCOUNTS PAYABLE

	Payables	Total Amount Payable
1	ABA ENERGY CORPORATION		$10,000.00
2	AIR X TESTING SVS INC		$18,632.01
3	AMERICAN EXPRESS		$—
4	ANCHOR POINT IT SOLUTIONS		$347.50
5	AVANTI ENVIRONMENTAL, INC		$3,000.00
6	BAKERCORP		$—
7	BAKERSFIELD PIPE & SUPPLY		$17,927.79
8	BLUE CROSS OF CALIFORNIA		$5,097.09
9	RIONES OILFIELD SERVICES, LP		$27,060.00
10	CALIFORNIA ARBORIST COMPANIES		$12,000.00
11	CLAYTON WILLIAMS ENERGY, INC.		$15,961.82
12	DOHERTY & DOHERTY		$10,336.88
13	ENERGY MANAGEMENT SERVICES		$15,000.00
14	FLARE INDUSTRIES LLC		$58,182.02
15	FOOTHILL ENERGY LLC		$23,712.55
16	LAW OFFICE OF ERIC WOOSLEY		$49,980.32
17	MARTIN V ADKINS		$2,206.72
18	MERIDIAN GROUP REAL ESTATE MGT		$—
19	SULLIVAN OILFIELD SERVICES, IN		$4,312.00
20	TERRACHEM INC		$20,890.42
21	TOTAL COMPRESSION & OPERATIONS		$1,225.00
22	TUBOSCOPE VETCO		$—
23	TUBULAR SALES & EQUIPMENT		$2,113.02
24	US PREMIUM FINANCE		$—
25	WILSON PAVES (Workmans Comp)		$8,000.00
26	FREEPORT MCMORAN OIL & GAS LLC		$27,993.47
27	GATLIN TECHNICAL SERVICE INC		$3,991.52
28	HENRY LEASING & MANUFACTURING	$	e2,376.75
29	JVA OPERATION COMPANY, INC		$110,321.88
30	MTS SIMULATION SERVICES, INC		$4,379.93
31	NETHERLAND, SEWELL & ASSOC		$26,049.85
32	NORAMCO PRODUCTION LLC		$33,157.44
33	QUARTERLY ROYALTY CHECKS		$—
34	RIO BLANCO COUNTY		$—
35	RIVAL WELL SERVICES INC		$252.50
36	RKH PROPERTIES INC		$12,000.00
37	ROGERS EQUIPMENT SALES INC		$—
38	SCHEEVEL GEO TECHNOLOGIES LLC		$—
39	SOUTHERN CALIFORNIA GAS CO		$—
40	STATE OF CA SUSPENDED ROYALTIES ESCHEATMENT		$—
41	STRATA-ANALYSTS GROUP, INC		$—
42	XCHEM		$7,682.03
			$534,190.51

S-4.24(e)